Exhibit 2.1

EQUITY PURCHASE AGREEMENT

among

SEMILAB INTERNATIONAL ZRT.,

as Seller

SEMILAB USA LLC,

as the Company

SEMILAB ZRT.,

as Semilab Hungary

and

ONTO INNOVATION INC.,

as Buyer

Dated as of June 27, 2025

4.15	Shared Contracts	66

4.16	Commingled Books and Records	67

4.17	Intercompany Arrangements	67

4.18	Litigation Support	68

4.19	Notification of Certain Events	68

4.20	Integration Planning	68

4.21	Insurance	69

4.22	Buyer Common Stock	69

4.23	Data Room	70

4.24	Bank Accounts	70

4.25	Intellectual Property Matters	70

4.26	Section 280G	70

4.27	Company Obligations	70

Article V CONDITIONS TO CLOSING		71

5.1	Conditions to Obligations of all Parties	71

5.2	Conditions to Obligations of Buyer	71

5.3	Conditions to Obligations of the Seller Parties	73

Article VI TERMINATION		73

6.1	Termination	73

6.2	Effect of Termination	74

Article VII SURVIVAL; REMEDIES		74

7.1	Survival	74

7.2	Exclusive Remedy	75

7.3	Indemnification	75

7.4	No Recourse	79

Article VIII ADDITIONAL OPERATIVE PROVISIONS		79

8.1	Assignment; Binding Effect	79

8.2	Choice of Law	79

8.3	Legal Proceedings	79

8.4	Notices	80

8.5	Headings	81

8.6	Fees and Expenses	81

8.7	Entire Agreement; Schedules	81

8.8	Interpretation	82

ii

8.9	Waiver and Amendment	82

8.10	Third-party Beneficiaries	82

8.11	Severability	83

8.12	Counterparts; Electronic Signatures	83

8.13	Specific Performance	83

8.14	Attorney-Client Privilege and Conflict Waiver	84

Schedules

Schedule I – Accounting Principles

Schedule I-A – Closing Working Capital Example

Schedule II – Pre-Closing Reorganization

Disclosure Schedule

Buyer Disclosure Schedule

Exhibits

Exhibit A – Form of Restrictive Covenant Agreement

Exhibit B – Form of Transition Services Agreement

Exhibit C – Form of Estimated Closing Consideration Certificate

Exhibit D – Form of Membership Interest Transfer Power

Exhibit E – Seller Sales Employees

Exhibit F – Form of Manufacturing Agreement

Exhibit G –Form of Lease Agreement

iii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT is made and entered into and effective as of June 27, 2025, among SEMILAB USA LLC, a Florida limited liability company (the “Company”), SEMILAB INTERNATIONAL ZRT., a Hungarian private company limited by shares (“Seller”), SEMILAB ZRT., a Hungarian private company limited by shares (“Semilab Hungary”, together with Seller, the “Seller Parties”), and ONTO INNOVATION INC., a Delaware corporation (“Buyer”).

BACKGROUND

Seller owns, beneficially and of record, all of the issued and outstanding membership interests of the Company (collectively, the “Interests”). The Interests collectively represent all of the issued and outstanding equity securities of the Company. Semilab Hungary is an Affiliate of Seller and the Company.

On the terms and subject to the conditions set forth herein, Buyer desires to purchase, and Seller desires to sell to Buyer, all of the Interests.

The parties agree as follows:

Article I

DEFINED TERMS

1.1 Definitions. For purposes of this Agreement, the following capitalized terms have the meanings assigned to them in this Section 1.1. Capitalized terms used in this Agreement and not defined in this Section 1.1 have the meanings assigned to them elsewhere in this Agreement.

“Accounting Firm” means KPMG LLP, or in the event KPMG LLP is unavailable or not independent, a nationally recognized independent accounting firm with expertise in financial analysis and mergers and acquisitions dispute resolution and experience in the semiconductor industry mutually satisfactory to Buyer and Seller.

“Accounting Principles” means the accounting methods, policies, and practices set forth on Schedule I.

“Acquired Business Purchase Order” has the meaning set forth in Section 4.17(a).

“Action” means any action, claim, complaint, suit, arbitration or proceeding, whether civil or criminal, at law or in equity.

“Actual Fraud” means, with respect to a Seller Party, an actual and intentional (as opposed to imputed or constructive knowledge or a mere reckless indifference to the truth) fraud by such Seller Party or the Company with respect to the making of the representations and warranties pursuant to Section 3.1 or Section 3.2 (as applicable) or in any certificate delivered under this Agreement.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Equity Purchase Agreement, as the same may be amended or supplemented, together with all exhibits and schedules attached hereto.

“Alternative Recovery” has the meaning set forth in Section 7.3(d).

“Anti-Corruption Laws” means any applicable Law relating to anti-bribery or anti-corruption, kickbacks, racketeering, fraud, or other improper payments including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, applicable anti-bribery or anti-corruption Law of the Republic of Hungary, implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997.

“Anti-Money Laundering Laws” means any relevant U.S. or applicable foreign Laws concerning or relating to money laundering or terrorism financing, including the USA PATRIOT ACT, as amended, the Bank Secrecy Act of 1970, as amended, 18 U.S.C. Sections 1956 and 1957, the Beneficial Ownership Regulation, Executive Order No. 13224 on Terrorist Financing (effective September 23, 2001), and the Laws administered and enforced by the U.S. Department of Treasury’s Financial Crimes Enforcement Network (FinCEN).

“Antitrust Law Firm” has the meaning set forth in Section 8.14.

“Audited Financial Statements” means, collectively, the audited balance sheets and related statements of income, statements of members’ equity and statements of cash flow of the Company for the years ended December 31, 2024 and 2023.

“Balance Sheet” means the internally prepared, unaudited balance sheet of the Company as of the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2024.

“Base Cash Purchase Price” means $475,000,000.

“Board of Directors” means (a) with respect to a corporation, its board of directors, (b) with respect to a limited liability company, its board of managers (if any), managers or authorized representatives (if manager managed), managing members (if member managed), or other governing body, and (c) with respect to any other non-natural Person, its equivalent governing body.

“Business” means the business of manufacturing, marketing, developing, testing and selling the following noncontact metrology product lines for the semiconductor industry conducted by the Seller Parties and their respective Affiliates: (i) surface voltage metrology systems for film analysis and substrate testing (FAaST), (ii) corona noncontact capacitance voltage (CnCV), (iii) model-based infrared reflectometry systems which may include the spectroscopic ellipsometry systems (MBIR and SEIR) and (iv) Fourier-Transform infrared spectroscopy reflectometry systems (EIR).

“Business Books and Records” has the meaning set forth in Section 4.16.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks are permitted or required to be closed in Tampa, Florida or Boston, Massachusetts.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule of the Buyer referred to in and delivered to Seller pursuant to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.3(a)(i).

“Buyer Preferred Stock” has the meaning set forth in Section 3.3(j)(i).

“Buyer SEC Document” has the meaning set forth in Section 3.3(k)(i).

“Buyer Stock Plan” has the meaning set forth in Section 3.3(j)(i).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into Law on March 27, 2020.

“Cash” means, with respect to the Company, without duplication, all cash and cash equivalents (including marketable securities, deposits in financial institutions, and notes receivable), in each case determined in accordance with the Accounting Principles and expressed in U.S. dollars. For the avoidance of doubt, “Cash” shall (i) be calculated net of issued but uncleared checks and drafts, (ii) include checks, other wire transfers, and drafts deposited or available for deposit in the accounts of the Company, (iii) not include deposits for inventory not received, (iv) not include insurance proceeds or indemnification payments received by the Company with respect to any casualty loss or otherwise in respect of liabilities that have not been discharged, (v) not include any cash or cash equivalent which is not freely usable by the Company because it is subject to any restrictions or limitations on distribution, transfer or any other use by applicable Law or Contract, including escrows, security deposits, restrictions on dividends or any other form of restriction (other than restrictions that will be removed immediately following the Closing following the payoff of Closing Date Indebtedness), and (vi) with respect to Cash held outside of the United States, be calculated net of the total cost (including Tax costs) that would be payable in order for such Cash to be permanently repatriated to the United States.

“Claimant(s)” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means, as of the Measurement Time (and after giving effect to the Pre-Closing Reorganization), the Company’s Cash.

“Closing Cash Consideration” means the Base Cash Purchase Price (A) plus the aggregate amount, if any, of all Closing Cash, (B) plus the Working Capital Adjustment (which may be a negative number), minus (C) the aggregate amount of all Closing Indebtedness, and minus (D) the aggregate amount of all Seller’s Expenses.

“Closing Consideration Certificate” has the meaning set forth in Section 2.7(a).

“Closing Consideration Deficit” has the meaning set forth in Section 2.7(e)(ii).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means, as of the Measurement Time (and after giving effect to the Pre-Closing Reorganization), the aggregate amount of all Indebtedness of the Company.

“Closing Payoff Indebtedness” has the meaning set forth in Section 2.3(b).

“Closing Working Capital” means, as of the Measurement Time, (A) current assets of the Company minus (B) current liabilities of the Company. Closing Working Capital shall be determined in accordance with the Accounting Principles. Notwithstanding anything to the contrary contained herein, Closing Working Capital, current assets and current liabilities shall exclude Cash, Indebtedness, Seller’s Expenses, any deferred commission, any deferred implementation costs, deferred Tax assets and liabilities and Income Tax assets and liabilities. Schedule I-A sets forth an example of the calculation of Closing Working Capital, which is included for reference purposes only.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 4.11(c).

“Company Account” has the meaning set forth in Section 3.2(v).

“Company Amended Lease” means the Lease Agreement, dated as of the Closing Date, by and between the Company and Orbit Holdings LLC, in the form attached as Exhibit G.

“Company Asset” has the meaning set forth in Section 4.8(b)(ii).

“Company Contracts” has the meaning set forth in Section 3.2(m).

“Company Employee” means each employee of the Company.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by or licensed to the Company or otherwise used in the Business.

“Company Insurance Policies” has the meaning set forth in Section 3.2(t).

“Company Lease(s)” has the meaning set forth in Section 3.2(j)(iii).

“Company Plan” means each Employee Plan sponsored or maintained solely by the Company.

“Company Software” has the meaning set forth in Section 3.2(q)(i).

“Competing Transaction” means any transaction or proposed transaction or series of related transactions involving (a) any direct or indirect acquisition or purchase by any person or “group” (as defined under Section 13(d) of the Exchange Act) of any of the outstanding equity or voting securities of the Company or any other entity holding a material portion of the assets of the Business, (b) any sale or disposition of all or a material portion of the assets of the Business to any person or “group” (other than sales of inventory of the Business in the ordinary course of business), or (c) any consolidation, merger, business combination, recapitalization, liquidation, dissolution or similar transaction with respect to the Company or any other entity holding a material portion of the assets of the Business, in each case above, other than with Buyer.

“Company Welfare Plans” has the meaning set forth in Section 4.11(d).

“Computer Systems” means software, computers, firmware, hardware, middleware, databases, electronic data processing, telecommunications and other networks, network equipment, routers, platforms, peripherals, computer systems, and information contained therein or transmitted thereby, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes, relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, and in each case, owned, licensed, leased or used or held for use by the Company.

“Confidentiality Agreement” means that certain confidentiality letter agreement, dated as of October 7, 2024, executed by Semilab Hungary for the benefit of the Company.

“Continuing Employees” has the meaning set forth in Section 4.11(a).

“Contract” means any contract, agreement, indenture, lease or sublease, purchase order, license, note, bond or mortgage or other legally binding arrangement, whether written or oral.

“Corporate Law Firm” has the meaning set forth in Section 8.14.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company: (a) the Company’s own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (b) all applicable Laws and industry standards applicable to the Company’s business, and (c) agreements the Company has entered into or by which it is bound.

“Direct Claim” has the meaning set forth in Section 7.3(c)(i).

“Disclosure Schedule” means the disclosure schedule of the Company referred to in and delivered to the Buyer pursuant to this Agreement.

“Disputed Items Notice” has the meaning set forth in Section 2.7(b).

“Employee Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject thereto) and each other retirement, profit sharing, savings, welfare, bonus, incentive, commission, stock option, phantom stock, equity or equity-based, deferred compensation, severance, retention, life insurance, accident, disability, employment, change of control, transaction, stock purchase, restricted stock, separation, consulting, vacation, paid time off, fringe benefit and each other benefit or compensation plan, program, policy, agreement, Contract or arrangement that is maintained, sponsored or contributed to (or required to be contributed to) by a Seller Party or its Affiliates (including the Company) for the benefit of any current or former Company Employee or independent contractor of the Company or otherwise with respect to which the Company has any current or contingent liability.

“Encumbrance” means any lien, encumbrance, security interest, mortgage, charge, or similar encumbrance.

“Environmental Laws” means any foreign, federal, state or local Law, statute, ordinance, rule or regulation governing or pertaining to Environmental Matters.

“Environmental Matter” means pollution, contamination, public or worker health or safety, protection of the environment, natural resources, emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or the manufacture, processing, distribution, labeling, use, treatment, storage, disposal, transport, handling, release or threatened release of, or exposure to, Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 3.2(u)(ii).

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation or other equity securities convertible into, exchangeable for or carrying the right to acquire shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests, partnership interests or otherwise or other equity securities convertible into, exchangeable for or carrying the right to acquire such ownership interests or other indicia of equity ownership (including any profits interest).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Estimated Closing Cash Consideration” means the Closing Cash Consideration, determined using the estimates of Closing Working Capital, Closing Indebtedness, Closing Cash, and Seller’s Expenses set forth in the Estimated Closing Consideration Certificate.

“Estimated Closing Consideration Certificate” has the meaning set forth in Section 2.3(a).

“Ex-Im Laws” means all relevant U.S. and foreign Laws relating to export, reexport, transfer, and import controls; anti-boycott; and similar relevant Laws, including (a) the Export Control Act of 2018, U.S. Arms Export Control Act (22 U.S.C. 2778), Export Administration Regulations (15 C.F.R. pt. 730 et seq.), the International Traffic in Arms Regulations (22 C.F.R. pt. 120 et seq.), Section 999 of the Internal Revenue Code, and their respective implementing rules and regulations administered by relevant U.S. Governmental Entities; (b) Regulation (EU) 2021/821 of the European Parliament and of the Council of 20 May 2021 as implemented by the Republic of Hungary Government Decree No 13/2011; and (c) the customs and import Laws administered by U.S. Customs and Border Protection and other relevant import and export Laws or restrictions of any jurisdictions in which the Business is conducted or is otherwise subject to.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Facilities” means all real property and interests in real property owned or leased by the Company and any buildings, facilities, improvements, fixtures and structures located thereon and all appurtenances thereto.

“Financial Statements” means, collectively, (a) the Audited Financial Statements and (b) the Interim Financial Statements, including in each case, any notes thereto.

“Fundamental Representations” means the representations and warranties of the Seller Parties and the Company, as applicable, set forth in Section 3.1(a), Section 3.1(b)(iv), Section 3.1(c), Section 3.1(d), Section 3.2(a), Section 3.2(b), Section 3.2(d), Section 3.2(h)(iv) and Section 3.2(r).

“GAAP” means United States generally accepted accounting principles in effect as of the relevant date(s) of the application thereof.

“Governmental Entity” means any foreign, national, federal, state or local government, or any regulatory authority, administrative agency, bureau, board, commission, court, department, tribunal, arbitral body or other similar governmental, quasi-governmental or regulatory authority or instrumentality thereof.

“Governmental Filings” has the meaning set forth in Section 3.2(c).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, settlement or award entered by or with any Governmental Entity.

“Hazardous Substances” means any substance, material or waste regulated, listed, defined, designated or classified as a pollutant or contaminant or as hazardous or toxic or words of similar import under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any foreign, federal, state or local Tax measured by or imposed on net income (including any franchise or similar Taxes).

“Income Tax Return” means any Tax Return in connection with Income Taxes, and any claims for refunds of Income Taxes paid, including any amendments to any of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication (and, in the case of the Company, to the extent not included in the Closing Working Capital calculation or Seller’s Expenses): (a) all indebtedness of the Person for borrowed money or in respect of loans and advances; (b) the debt component of any capitalized lease obligations, required to be capitalized under GAAP (without giving effect to operating leases under ASC 842); (c) any obligations evidenced by bonds, debentures, notes, or other similar instruments; (d) any amount required to unwind any hedging arrangements (which cannot be a positive number); (e) all obligations and liabilities arising from any pension or post-retirement and post-employment benefits (including liabilities for retiree medical benefits, old age part-time working contracts, retirement or termination indemnities, jubilee payments and statutory severance benefits deferred compensation, supplemental retirement or profit participation arrangements), in each case, as calculated in accordance with GAAP; (f) accrued but unpaid bonuses or short-term incentive compensation, severance, vacation and paid time-off benefits; (g) all employer-side payroll Taxes with respect to (e); (h) any deferred purchase price of property or services (other than ordinary course trade payables), including earn-outs, holdbacks, purchase price adjustments and similar arrangements (calculated as the full amount of possible payments outstanding, but excluding any amounts previously paid into escrow and payable to sellers of such property or services to the extent excluded from the determination of Cash); (i) any dividends that have been declared by the Company but not yet paid; (j) any deferred revenue or customer advances (whether short-term or long-term); (k) in the case of the Company, Pre-Closing Income Taxes; (l) all accrued but unpaid interest, premiums, penalties, fees, and other obligations related to any of the foregoing; and (m) all guarantees (or arrangements having the economic effect of a guarantee) by the Person of any indebtedness of the type referred to in the foregoing clauses of any third person.

“Indemnified Party” has the meaning set forth in Section 7.3(b)(i).

“Indemnified Persons” has the meaning set forth in Section 4.9(a).

“Indemnified Taxes” has the meaning set forth on Part 7.3(a)(i)(D) of the Disclosure Schedule.

“Indemnifying Party” has the meaning set forth in Section 7.3(b)(i).

“Intellectual Property” means all registered and unregistered trademarks, service marks, trade names, trade dress, internet domain names, social media identifiers, slogans, or symbols used to identify any good and/or service or the source or origin thereof or in connection with the endorsement, sponsorship or certification thereof (together with the goodwill symbolized by any of the foregoing), patents, patent applications, inventions, invention disclosures, registered and unregistered copyrights and works of authorship, trade secrets, proprietary know-how and other confidential and proprietary information, moral rights, software, and any other intellectual property rights recognized under any Laws or international conventions, and in any country or jurisdiction in the world, all applications, disclosures, renewals, extensions, continuations or reissues thereof, and all rights arising thereunder.

“Interests” has the meaning set forth in the Background section of this Agreement.

“Interim Financial Statements” means the internally prepared Balance Sheet of the Business for the four-months ended on April 30, 2025.

“International Law Firm” has the meaning set forth in Section 8.14.

“Inventory” means all inventory of any kind or nature, whether or not prepaid, and wherever located (including consignment inventory and inventory on order for or in transit to or from the Company), held or owned by the Company, including all raw materials, work in process, semi-finished and finished products.

“IP Law Firm” has the meaning set forth in Section 8.14.

“IRS” has the meaning set forth in Section 3.2(p)(i).

“Knowledge” with respect to (a) the Company, means the actual (but not constructive or imputed) knowledge of Andrew Findlay, Amy Mueller, Dario Quintavalle and the knowledge each of them would have after reasonable inquiry into the matter at issue, and (b) with respect to Buyer, means the actual (but not constructive or imputed) knowledge of Yoon Ah Oh, Erik Bello and Jyr Soo and the knowledge such individual would have after reasonable inquiry into the matter at issue.

“Law” means any statute, law (including common law), code, rule, regulation, Governmental Order, ordinance, judgment or decree of any Governmental Entity having the effect of law.

“Law Firm” and “Law Firms” have the meaning set forth in Section 8.14.

“Look-Back Period” means the period commencing January 1, 2022.

“Losses” has the meaning set forth in Section 7.3(a)(i).

“Material Adverse Effect” means any effect, change, event, occurrence, condition, circumstance or development (any such item, an “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the business, assets, liabilities, properties, or condition (financial or otherwise) of the Company or the Business taken as a whole or (y) the ability of the Seller Parties or the Company to consummate the transactions contemplated by this Agreement or the Transaction Documents and perform its obligations hereunder and thereunder; provided, that, solely in the case of the foregoing clause (x), in no event shall any of the following, in each case, to the extent occurring after the date of this Agreement, either alone or in combination, be deemed to constitute or contribute to a Material Adverse Effect or shall otherwise be taken into account in the determination of whether a Material Adverse Effect has occurred: (a) any change in any Law or GAAP or interpretations or enforcement thereof; (b) any change resulting from conditions generally affecting any of the industries, industry sectors, or geographic sectors in which the Company operates or in which products or services of the Company are used or distributed or from changes in general business, financial, banking, or economic conditions or debt, currency, or capital markets (whether in the United States or any other country or in any international market); (c) any change resulting from the imposition of trade tariffs or trade barriers (whether nationally or internationally); (d) acts of God, national or international political or social conditions, the engagement by the United States in hostilities, war or military operations (whether commenced before or after the date hereof, whether or not pursuant to the declaration of a national emergency or war and including the escalation of any such condition), or the occurrence of any military or terrorist attack, sabotage, any pandemic, hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event; (e) any change attributable to the fact that Buyer or any of its Affiliates are the prospective owners of the Company (including the impact thereof on relationships, contractual or otherwise with, or other impact on, customers, suppliers, licensors, distributors, partners, employees, labor unions, or regulators) (provided, that this clause (e) shall not apply for the purpose of any representation or warranty that addresses the effect of the execution of this Agreement or the consummation of the transactions contemplated hereby (or any condition to Closing set forth in Article V related thereto)); (f) any change resulting from a Seller Party taking any action expressly required by this Agreement or the other Transaction Documents or any action taken at the express written request or consent of Buyer; or (g) any failure by the Company to achieve any published or internally prepared budgets, projections, estimates, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (provided, that any Effect underlying such failure may be taken into account if not otherwise excluded under any other subclause of this definition); provided, that with respect to the foregoing clauses (a), (b), (c) and (d), such Effects shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Effect disproportionately affects the Company or the Business relative to other Persons in the same industry; provided, further, that the immediately preceding proviso will only apply with respect to the foregoing clause (c) if such Effect described in the foregoing clause (c) has disproportionately affected the Company or the Business relative to other Persons in the same industry who operate both (i) in the same geographic markets impacted by the applicable tariffs or trade barriers, and (ii) with a same or substantially similar percentage of aggregate revenue in such markets relative to all other markets in which they operate, as the Company or the Business. The parties agree that clause (c) is the only exception in clauses (a) – (d) that applies to tariffs or trade barriers.

“Material Customer” has the meaning set forth in Section 3.2(aa)(i).

“Material Supplier” has the meaning set forth in Section 3.2(aa)(ii).

“Manufacturing Agreement” means the Contract Manufacturing Agreement, dated as of the Closing Date, by and between Buyer, the Company, and Semilab Hungary in the form attached as Exhibit F.

“Measurement Time” means 11:59 p.m. ET on the day immediately preceding the Closing Date.

“Needham” means Needham & Company, LLC.

“New Contract” has the meaning set forth in Section 4.15(a).

“New Plan” has the meaning set forth in Section 4.11(a).

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence (i.e., including, but not limited to, articles or certificate of incorporation, articles or certificate of formation, memorandum of association, articles of association, constitutional documents, bylaws, operating agreement or partnership agreement).

“Outside Date” has the meaning set forth in Section 6.1(b).

“Pandemic Response Laws” shall mean the CARES Act, the Families First Act, the COVID-related Tax Relief Act of 2020, the August 8, 2020 Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, and any other similar or additional U.S. federal, state, or local or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Permits” has the meaning set forth in Section 3.2(o).

“Permitted Encumbrance” means (a) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (b) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and similar Encumbrances which have arisen in the ordinary course of business for amounts which are not due and payable or if due, are being diligently contested in good faith and for which adequate reserves have been established in accordance with GAAP; (c) Encumbrances approved by Buyer in writing; (d) Encumbrances for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (e) requirements and restrictions of zoning, building and other Laws, rules and regulations applicable to the Facilities which are not violated in any material respect; (f) statutory or contractual liens of landlords for amounts not yet due and payable; (g) liens arising under equipment leases with third parties entered into in the ordinary course of business; (i) Encumbrances arising in connection with any consignment arrangement entered into in the ordinary course of business; (j) transfer restrictions on securities that are imposed by federal and state securities Laws; and (k) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use or occupancy, as applicable, of the asset or property to which they relate, as used on the date hereof.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on (and including) the day after the Closing Date.

“Pre-Closing Covenants” has the meaning set forth in Section 7.1.

“Pre-Closing Income Taxes” means any unpaid Income Taxes of the Company for any Pre-Closing Tax Period, solely for jurisdictions in which the Company has historically filed Tax Returns or in which the Company has commenced or acquired activities on or after January 1, 2024; provided, that Pre-Closing Income Taxes shall not be an amount less than zero with respect to any taxpayer, jurisdiction or type of Tax and shall be calculated in the following manner: (i) such unpaid Income Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods, provided that the calculation may take into account any election to deduct in a Pre-Closing Tax Period any unamortized research or experimental expenditures which were paid or incurred by the Company in a Pre-Closing Tax Period, solely to the extent such election is permitted by applicable Law at a “more likely than not” or higher level of confidence pursuant to applicable Law in effect prior to the Closing Date) of the Company in preparing the applicable Income Tax Returns, to the extent supportable at a “more likely than not” or higher level of confidence, unless otherwise required by a change in applicable Law, (ii) any Taxes attributable to transactions or Tax elections (other than any transactions or elections contemplated in this Agreement or required by applicable Law) occurring outside of the ordinary course of business on the Closing Date and after the time of the Closing shall be excluded, (iii) all Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period to the extent deductible in such period under applicable Law at a “more likely than not” or higher level of confidence and any net operating loss or other carryforwards, estimated payments of Income Taxes or credits of Income Taxes resulting from overpayment of such Taxes in a prior Tax period shall be taken into account in each case solely to the extent such items actually reduce cash Taxes otherwise payable in the taxable year in the same jurisdiction as a matter of applicable Law, and for the avoidance of doubt not below zero, (iv) any Taxes attributable to (x) the settlement, discharge, termination, extinguishment or elimination of Intercompany Arrangements pursuant to Section 4.17 or (y) the Pre-Closing Reorganization shall be taken into account, (v) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain or speculative Income Tax positions shall not be taken into account, (vi) any deferred Tax liabilities shall be excluded, (vii) any tax refunds shall be excluded, and (viii) in the case of any Straddle Period, such unpaid Income Taxes shall be calculated as determined under Section 4.6(d).

“Pre-Closing Reorganization” means those actions specifically described on Schedule II.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date, and, in the case of a Straddle Period, the portion thereof ending on the Closing Date.

“Process Agent” has the meaning set forth in Section 8.3(a).

“Product” means those products of the Business identified on Part 3.2(y) of the Disclosure Schedule.

“Purchase Order Agreement” has the meaning set forth in Section 4.17(b).

“R&W Insurance Policy” means that certain representation and warranties insurance policy to be issued to Buyer by the R&W Insurance Provider in connection with this Agreement.

“R&W Insurance Provider” means Euclid Transactional, LLC.

“Registered or Material Company IP” has the meaning set forth in Section 3.2(q)(i).

“Registration Statement” has the meaning set forth in Section 4.22(b).

“Releasees” has the meaning set forth in Section 4.12.

“Releasors” has the meaning set forth in Section 4.12.

“Reorganization Documents” has the meaning set forth in Section 4.14.

“Replacement Employees” has the meaning set forth in Section 4.11(a).

“Respondent(s)” has the meaning set forth in Section 8.3.

“Representative” means, with respect to any Person, any and all directors, shareholders, managers, members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restrictive Covenants Agreement” means the Restrictive Covenants Agreement dated as of the Closing Date, by and between the Buyer, Semilab Hungary, Semilab USA Distribution, and Seller in the form attached as Exhibit A.

“Retained Employee Liabilities” means (i) the Seller Plan Liabilities and (ii) all liabilities and obligations (A) with respect to any current or former employees of Seller or any of its Affiliates (other than the Company) whether incurred prior to, on or following the Closing, (B) with respect to employees of the Company who are not Continuing Employees and are transferred to Seller, Semilab Hungary or any of their respective Affiliates prior to the Closing (including the Semilab Distribution Employees and any such employees of the U.S. sales division of the Seller Parties and their Subsidiaries), including any claims by any such employees arising from their employment or from the termination of their employment or (C) with respect to Seller Sales Employees incurred prior to or on the Closing, including any claims by any such employees arising from their employment or from the termination of their employment (including severance and termination payments and benefits).

“Sale Payments” means all retention, change of control, sale, transaction or transaction-related payments or bonuses, Tax gross-ups, severance or termination payments or any similar payments payable to employees, directors and other individual service providers of the Company, all payments to cancel, redeem or purchase, and all exercises of, outstanding options, warrants, convertible or exchangeable securities or other rights to acquire Equity Securities of the Company held by any Person, and all other payments in the nature of compensation payable to any Person by reason of or as a result of the transactions contemplated by this Agreement; in each case, pursuant to agreements entered into by the Company prior to the Closing, together with all employer-side payroll Taxes with respect thereto.

“Sanctioned Country” means at any given time any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws including those administered or enforced by the United States (including Cuba, Iran, North Korea, Venezuela, Syria, and the Crimea region of Ukraine, the non-governmental controlled regions of Kherson and Zaporizhzhia, the so-called Donetsk People’s Republic and Luhansk People’s Republic).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, HM’s Treasury Consolidated List, and the EU Consolidated List of persons, groups and entities subject to EU financial sanctions; (b) any Person resident or located in, operating from, or organized under the laws of, a Sanctioned Country, (c) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (d) any Person otherwise a subject or target of any sanctions.

“Sanctions Laws” means all relevant U.S. or non-U.S. Laws relating to economic, financial or trade sanctions, including the Laws administered or enforced by the United States OFAC, the U.S. Department of Commerce, or the U.S. Department of State, United Nations Security Council, HM’s Treasury of the United Kingdom, the European Union, relevant Laws administered or enforced by the Republic of Hungary or any other sanctions Laws or restrictions of any jurisdictions in which the Company conducts or has conducted business or is otherwise subject to sanctions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” has the meaning set forth in Section 3.3(f).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Asset” has the meaning set forth in Section 4.8(b)(i).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3(a)(ii).

“Seller Insurance Policies” has the meaning set forth in Section 4.21.

“Seller Plan” means each Employee Plan maintained by the Seller Parties and their Affiliates (other than the Company), in each case, for the benefit of Company Employees.

“Seller Plan Liabilities” has the meaning set forth in Section 4.11(d).

“Seller Sales Employees” means the sales, service and application support employees of the Seller Parties or any of their respective Affiliates listed on Exhibit E or subsequently identified by Buyer or Seller and agreed in writing (including by email) by Buyer and Seller to be added to Exhibit E.

“Seller’s Expenses” means, as of immediately prior to Closing, without duplication and to the extent not included in the calculation of Closing Working Capital or Indebtedness, (a) the aggregate amount of all fees and expenses incurred by the Company at or prior to Closing with respect to the consummation of the transactions contemplated by this Agreement or any other sales process conducted with respect to the Company or the Business, including the fees and expenses of the Law Firms, Needham, and RSM International Ltd. and its Affiliates; (b) any Sale Payments; and (c) all Transfer Taxes allocated to the Seller Parties pursuant to Section 8.6. Seller’s Expenses do not include (1) any fees or costs incurred in connection with procuring the R&W Insurance Policy, including underwriting and due diligence fees and commissions, (2) any filing fees incurred in connection with any Governmental Filing in connection with this Agreement or the transactions contemplated in this Agreement (including the Pre-Closing Reorganization), including any filings required under the HSR Act, or (3) fees or costs related to Buyer’s financing sources. Notwithstanding anything to the contrary in this Agreement, if there are any Sale Payments, then an amount equal to the aggregate Sale Payments (and employer-side payroll Taxes attributable thereto) that have not been paid by the Company prior to the Closing Date will be paid by the Buyer to the Company at the Closing from the Closing Cash Consideration (and at the Closing the Company shall pay such amount of Sale Payments, less applicable withholdings, to the recipients thereof with such funds).

“Semilab Distribution Employees” has the meaning set forth in Schedule II.

“Semilab Hungary” has the meaning set forth in the first paragraph of this Agreement.

“SEMILAB Marks” has the meaning set forth in Section 4.25.

“Semilab USA Distribution” means a to be formed Subsidiary of a Seller Party that will employ the Semilab Distribution Employees.

“Shared Contract” has the meaning set forth in Section 4.15(a).

“Stock Consideration” means 706,215 shares of Buyer Common Stock, subject to adjustment as provided in Section 2.8.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any non-natural Person (the “Owner”), any other non-natural Person of which securities or other interests having the power to elect a majority of that other Person’s Board of Directors, or otherwise having the power to direct the business and policies of that other non-natural Person, or a majority of the outstanding securities or other interests of which, are held by the Owner or one or more of its Subsidiaries.

“Target Working Capital Amount” means $40,809,055.

“Tax” means any foreign, federal, state or local tax, charge, duty, levy or other similar assessment, in each case, in the nature of or similar to a tax, including income, sales and use, transfer, excise, franchise, profits, real and personal property (tangible and intangible), gross receipts, net proceeds, turnover, license, premium, windfall profits, capital stock, production, business and occupation, disability, alternative, estimated, employment, payroll, unemployment, severance, withholding, social security, Medicare, disability, value added, environmental or other tax imposed by any Governmental Entity, including any interest, addition to tax or penalties imposed with respect thereto.

“Tax Claim” means a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, investigation or other administrative or judicial proceeding, suit, dispute, action, or claim for the assessment and/or collection of Taxes.

“Tax Return” means any return, report, information return or other document filed or required to be filed with a Governmental Entity in connection with any Taxes, and any claims for refunds of Taxes paid, including any amendments to any of the foregoing.

“Third-Party Claim” has the meaning set forth in Section 7.3(b)(i).

“Trade Controls” has the meaning set forth in Section 3.1(f)(ii).

“Transaction Documents” means this Agreement and such other documents or instruments contemplated by this Agreement.

“Transaction Engagement” has the meaning set forth in Section 8.14.

“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, any Tax deductions or credits for U.S. federal income Tax purposes (or applicable state or local income Tax purposes) attributable to the following items: (a) any and all compensation (including Sale Payments, transaction bonuses, severance or other similar payments) which becomes payable by the Company as a result of, based upon or in connection with the consummation of the transactions contemplated hereby (either alone or in connection with any other event, whether contingent or otherwise); (b) payment of Seller’s Expenses; (c) the repayment of any Indebtedness in connection with the Closing; and (d) the exercise, cancellation or settlement of any equity compensation awards prior to or in connection with the Closing, in each case of clauses (a)-(d) to the extent such items are economically borne by Seller. The amount of Transaction Tax Deductions shall be computed assuming that an election is made pursuant to IRS Revenue Procedure 2011-29 to deduct seventy percent (70%) of any fees that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Taxes incurred in connection with the transactions contemplated hereby.

“Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date, by and between the Buyer, Semilab Hungary and Seller in the form attached as Exhibit A.

“Transitional License Period” has the meaning set forth in Section 4.25.

“Unresolved Disputed Items” has the meaning set forth in Section 2.7(c).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Working Capital Adjustment” means (a) the Closing Working Capital minus (b) the Target Working Capital Amount, which may be expressed as a negative number.

Article II

PURCHASE AND SALE OF INTERESTS; CLOSING

2.1 Purchase and Sale of Interests; Purchase Price.

(a) Purchase and Sale of Interests. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, assign and deliver to Buyer, all of the Interests, free and clear of any Encumbrances (other than transfer restrictions that are imposed on securities by federal and state securities Laws), for the consideration specified in Section 2.1(b).

(b) Consideration for Interests. The aggregate consideration for the Interests, payable upon the terms hereof and as adjusted pursuant to Section 2.4 and Section 2.7, is the Closing Cash Consideration and the Stock Consideration.

2.2 Closing. The consummation of the transactions contemplated hereby (the “Closing”) will take place via the remote exchange of documents and signatures by electronic mail on the seventh (7th) Business Day following the satisfaction or waiver of all conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), or at such other time and place that is agreed to in writing by Seller and Buyer (the “Closing Date”); provided, that if the Closing Date would otherwise fall on either of the last two Business Days of Buyer’s fiscal quarter, Closing shall occur on the first Business Day of Buyer’s next fiscal quarter; provided, further, that on the date on which the Closing is specified to occur pursuant to this Section 2.2, all of the conditions set forth in Article V continue to be satisfied or waived.

2.3 Pre-Closing Deliveries. At least five (5) Business Days prior to the Closing, the Seller Parties and the Company will furnish to Buyer:

(a) the certificate in the form attached hereto as Exhibit C (the “Estimated Closing Consideration Certificate”) setting forth the Company’s good faith estimate of (i) Closing Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Seller’s Expenses, and (v) the calculation of the Estimated Closing Cash Consideration based on foregoing items (i)—(iv), which shall be prepared in accordance with the Accounting Principles, as applicable, and the definitions set forth in this Agreement;

(b) with respect to any Indebtedness of the Company that will be paid off as of the Closing (“Closing Payoff Indebtedness”), a payoff letter from each holder of such outstanding Indebtedness, in a form reasonably acceptable to Buyer, (i) indicating the payoff amount required to be paid to discharge such Indebtedness at the Closing and (ii) if such Indebtedness is secured by any Encumbrance, agreeing to release such Encumbrances upon receipt of the payoff amount.

Following the delivery of the Estimated Closing Consideration Certificate, Seller and the Company shall provide Buyer with similar access as required to be provided by Buyer to Seller pursuant to Section 2.7(g) mutatis mutandis. If Buyer disagrees with any portion of the Estimated Closing Consideration Certificate, the parties shall cooperate in good faith to resolve such disagreement and the Estimated Closing Consideration Certificate shall be updated for any items so resolved (and such updated Estimated Closing Consideration Certificate shall be deemed to be the Estimated Closing Consideration Certificate for all purposes hereunder regardless of when it is delivered). If the parties fail to resolve any of Buyer’s disagreements prior to the date that is two (2) Business Days before the Closing Date, the Estimated Closing Consideration Certificate as originally delivered by the Seller Parties and the Company (together with any modifications previously agreed between the parties) shall be used for purposes of determining the payments to be made by Buyer at Closing pursuant to Section 2.4.

2.4 Payments at Closing. At the Closing, Buyer shall make the following payments by wire transfer of immediately available funds to accounts to be specified by Seller at least five (5) Business Days prior to the Closing:

(a) first, on behalf of the Company to the respective holders of Closing Payoff Indebtedness, if any, outstanding as of the Closing, the amounts specified in the payoff letters delivered by the Company to Buyer pursuant to Section 2.3(b);

(b) second, to such payees of the Seller’s Expenses as directed in writing by the Company at least three (3) Business Days prior to the Closing; and

(c) third, to Seller, the Estimated Closing Cash Consideration.

2.5 Deliveries at Closing by the Company and Seller. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Buyer or Buyer’s designee, a membership interest transfer power for the Interests, substantially in the form attached hereto as Exhibit D, which shall provide that the transfer of the Interests will not be effective until the Seller receives the Estimated Closing Cash Consideration and the Stock Consideration;

(b) Seller shall deliver, or cause to be delivered, (i) an IRS Form W-8 BEN, duly completed and executed by Seller, and (ii) a complete and duly executed IRS Form W-8 or IRS Form W-9, as applicable, from each payee of Seller’s Expenses pursuant to this Agreement;

(c) the Company shall deliver a certificate, dated not more than 30 days prior to the Closing Date, pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) stating that an interest in the Company is not, nor has it been within five years of the date of the certification, a “United States real property interest” (as defined in Section 897(c) of the Code), along with a draft notice to the IRS to be mailed by Buyer following the Closing that meets the requirements of Treasury Regulations Section 1.897-2(h); in each case, duly executed by a responsible officer of the Company;

(d) the Company shall deliver a certificate of active status with respect to the Company issued by the Florida Department of State, in each case dated within five (5) Business Days prior to the Closing Date;

(e) the Company shall deliver a copy of the Company’s articles of organization (as of a date not more than five (5) Business Days prior to the Closing) issued by the Florida Department of State, certified by an officer or manager of the Company;

(f) Seller shall deliver the Restrictive Covenants Agreement, duly executed by Seller and its Affiliates party thereto;

(g) Seller shall deliver the Transition Services Agreement, duly executed by Seller, its Affiliates party thereto and the Company;

(h) Seller shall deliver evidence reasonably acceptable to Buyer that the Pre-Closing Reorganization has been completed and copies of each Reorganization Document, duly executed by the parties thereto;

(i) the Company shall deliver the certificate required to be delivered pursuant to Section 5.2(c);

(j) Seller shall cause to be delivered the Company Amended Lease, duly executed by the Landlord and the Company;

(k) the Company shall deliver a duly executed letter of resignation, in form and substance reasonably satisfactory to Buyer, from (i) each director and officer of the Company and, (ii) to the extent such director or officer also serves as a director or officer of any Seller Party or any of their Affiliates, such Seller Party or Affiliate, in each case of clause (i) and (ii), identified in writing by Buyer at least five (5) Business Days prior to the Closing Date;

(l) the Company and Semilab Hungary shall deliver the Manufacturing Agreement, duly executed by the Company and Semilab Hungary;

(m) to the extent required under Section 4.17(b), the Seller Parties and the Company shall deliver duly executed copies of the Purchase Order Agreements; and

(n) the Seller Parties and the Company shall deliver such other deliverables, certificates and documents as otherwise required by this Agreement or as Buyer shall reasonably request.

2.6 Deliveries at Closing by Buyer. At the Closing, the Buyer shall (a) make the payments contemplated by Section 2.4 and (b) deliver to Seller:

(i) a book-entry confirmation in form reasonably satisfactory to Seller from the registrar and transfer agent for the Buyer Common Stock evidencing the issuance to Seller of the Stock Consideration;

(ii) the Restrictive Covenants Agreement, duly executed by Buyer;

(iii) the Transition Services Agreement, duly executed by Buyer;

(iv) the Manufacturing Agreement, duly executed by Buyer;

(v) evidence reasonably acceptable to Seller that the R&W Insurance Policy has been procured and is in full force and effect;

(vi) the certificate required to be delivered pursuant to Section 5.3(c); and

(vii) such other deliverables, certificates and documents as otherwise required by this Agreement or as Seller shall reasonably request.

2.7 Determination of Closing Consideration.

(a) Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller a certificate (the “Closing Consideration Certificate”) setting forth an itemized statement of Buyer’s calculation of (i) the Closing Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, (iv) Seller’s Expenses, and (v) a calculation of the Closing Cash Consideration based on the foregoing items (i)—(iv), which shall be prepared in accordance with the Accounting Principles, as applicable, and the definitions set forth in this Agreement.

(b) If Seller delivers written notice (the “Disputed Items Notice”) to Buyer within sixty (60) days after receipt by Seller of the Closing Consideration Certificate, stating that Seller objects to any items in the Closing Consideration Certificate, specifying in reasonable detail the basis for such objection and setting forth Seller’s proposed modification to the Closing Cash Consideration, Seller and Buyer will attempt to resolve and finally determine and agree upon such disputed items in good faith as promptly as practicable. The parties agree that the purpose of determining the Closing Cash Consideration and any related adjustment is to “true-up” differences between the Estimated Closing Cash Consideration and the actual Closing Cash Consideration amount, and that the same Accounting Principles as specified in this Agreement shall be used both for the calculation of such estimated and actual amounts.

(c) If Seller and Buyer are unable to agree upon any item disputed in the Disputed Items Notice within sixty (60) days after delivery of the Disputed Items Notice, Seller and Buyer will promptly engage the Accounting Firm and submit to the Accounting Firm for review and resolution solely the items set forth in the Disputed Items Notice that Buyer and Seller have not resolved pursuant to Section 2.7(b) (the “Unresolved Disputed Items”). If the Accounting Firm is unavailable and Buyer and Seller are unable to agree upon the selection of an alternative accounting firm, Buyer and Seller shall each select a nationally recognized independent accounting firm with expertise in financial analysis and mergers and acquisitions dispute resolution and experience in the semiconductor industry, and the firms so selected shall select a third nationally recognized accounting firm with expertise in financial analysis and mergers and acquisitions dispute resolution and experience in the semiconductor industry that is not the independent auditor of Buyer, Seller or the Company to serve as the Accounting Firm. The Accounting Firm will (i) act as an expert (and not as an arbitrator), (ii) resolve the Unresolved Disputed Items (and only the Unresolved Disputed Items) based on a single written presentation submitted by each of Buyer and Seller (which the Accounting Firm shall be instructed to promptly distribute to Buyer and Seller upon receipt of both presentations) and one written response of each of Buyer and Seller to each such presentation so submitted (which the Accounting Firm shall be instructed to promptly distribute to Buyer and Seller upon receipt of such responses), (iii) not ascribe a value to any Unresolved Disputed Item higher or lower, as the case may be, than the highest or lowest value ascribed by Seller or Buyer in the Closing Consideration Certificate and Disputed Items Notice, respectively, and (iv) make a determination of the Closing Cash Consideration and the components thereof based solely on the definitions and other applicable terms and provisions of this Agreement (including the Accounting Principles) using the calculations set forth in the Closing Consideration Certificate, as modified only by such items which were adjusted by Seller and Buyer (prior to submission of the Unresolved Disputed Items) and the Accounting Firm’s resolution of the Unresolved Disputed Items. There shall be no ex parte communications by Seller or Buyer or any of their respective Affiliates with the Accounting Firm. Buyer and Seller will direct, and will use reasonable best efforts to cause, the Accounting Firm to complete its determination within sixty (60) days after being selected, and absent fraud by either of the parties or manifest error by the Accounting Firm, such determination will be final and binding on the parties. The fees, costs and expenses of the Accounting Firm will be borne proportionately by Buyer and Seller on the basis of the discrepancy (in dollars) between such party’s determination of the Unresolved Disputed Items (in the aggregate) as presented to the Accounting Firm and the final and binding determination of such Unresolved Disputed Items (in the aggregate) by the Accounting Firm (e.g., if Buyer is awarded 60% of the difference between its claim and the claim of Seller as presented to the Accounting Firm, then Buyer must pay 40% of the Accounting Firm’s fees and expenses, and Seller must pay the remaining 60% of the Accounting Firm’s fees and expenses). Buyer and Seller shall otherwise each bear their own costs and expenses incurred in connection with the preparation of the Closing Consideration Certificate and the Disputed Items Notice, as the case may be, and the determination of the Closing Cash Consideration and components thereof.

(d) If Seller does not deliver the Disputed Items Notice to Buyer within sixty (60) days after receipt by Seller of the Closing Consideration Certificate, the Closing Cash Consideration specified in the Closing Consideration Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties. Any item not specifically referred to in the Disputed Items Notice shall be deemed final and binding on the parties and shall not be modified by the Accounting Firm. Any Unresolved Disputed Items shall be deemed to be final and binding on the parties when (i) determined by the Accounting Firm in accordance with Section 2.7(c) or (ii) agreed to in writing by each of Buyer and Seller.

(e) Within five (5) Business Days following the final determination of the Closing Cash Consideration in accordance with this Section 2.7:

(i) if the Closing Cash Consideration is greater than the Estimated Closing Cash Consideration, Buyer shall pay or cause to be paid to Seller the amount by which the Closing Cash Consideration exceeds the Estimated Closing Cash Consideration by wire transfer of immediately available funds to an account specified for Seller in writing; and

(ii) if the Closing Cash Consideration is less than the Estimated Closing Cash Consideration (a “Closing Consideration Deficit”), Seller shall promptly pay to Buyer the Closing Consideration Deficit by wire transfer of immediately available funds to the account designated in writing by Buyer.

If the Closing Cash Consideration is equal to the Estimated Closing Cash Consideration, no further payments shall be required under this Section 2.7(e).

(f) Any payments made pursuant to this Section 2.7 will constitute an adjustment of the Closing Cash Consideration for Tax purposes and will be treated as such by the parties on their Tax Returns. The purpose of the Closing Cash Consideration adjustment set forth in this Section 2.7 is solely to measure any differences between the Estimated Closing Cash Consideration and the Closing Cash Consideration in accordance with the Accounting Principles and the applicable definitions in this Agreement. The process and adjustments set forth in this Section 2.7 will be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to any differences between the Estimated Closing Cash Consideration and the Closing Cash Consideration. For the avoidance of doubt, the calculations to be made pursuant to this Section 2.7 and the adjustments made pursuant to this Section 2.7 are not intended to be used to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Financial Statements or the Accounting Principles, on the one hand, and GAAP, on the other hand.

(g) Seller and its Representatives will be given reasonable access at reasonable times, and subject to the entry into customary confidentiality and access letters, to (and shall be allowed to make copies of) the books and records of the Company and to any knowledgeable personnel of the Company who were involved in the preparation of the Closing Consideration Certificate reasonably requested by such persons, in each case in connection with the final determination of the Closing Cash Consideration or any dispute relating thereto; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer and its Affiliates (including the Company).

2.8 Adjustments to Stock Consideration. If at any time during the period between the date of this Agreement and the Closing, any change in the outstanding shares of capital stock of Buyer shall occur as a result of any reclassification, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution (including of securities convertible into or exchangeable for Buyer Common Stock) with a record date during such period, the number of shares of Buyer Common Stock constituting the Stock Consideration shall be equitably adjusted.

2.9 Withholding. Buyer and its Affiliates and agents (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or any other Transaction Document such amounts as Buyer or such other Person is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Tax Law; provided, that prior to making any such deduction or withholding (other than payroll withholdings on compensatory payments to current and former employees or any deduction or withholding that could be minimized or eliminated by providing the certificate described in Section 2.5(c)), such payor shall use commercially reasonable efforts to notify the payee in writing of the required withholding or deduction (including the amount and legal basis therefor) in advance of the date the payment is made, and cooperate with such payee in obtaining any available exemption or reduction to such withholding or deduction. To the extent that amounts are so deducted or withheld and duly and timely paid over to the applicable taxing authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement (or such Transaction Document) as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties Regarding the Seller Parties. Except as set forth on the corresponding section of the Disclosure Schedule (or another section of the Disclosure Schedule solely to the extent that the relevance of such disclosure to another representation or warranty is reasonably apparent on the face of such disclosure without reference to any other document), the Seller Parties represent and warrant, jointly and severally, to Buyer as follows:

(a) Capacity, Execution and Delivery; Valid and Binding Agreement. Each Seller Party is duly organized, validly existing and in good standing (or its equivalent) under the Laws of the jurisdiction of its organization and possesses all requisite corporate, limited liability company, or other power and authority necessary to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other corporate or organizational approval, shareholder approval or other approval of any kind is required in connection with the Seller Parties’ execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party. This Agreement, and each of such other Transaction Documents to which each Seller Party is or will be a party, has been or will be duly and validly executed and delivered by such Seller Party, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement, and such other agreements, instruments and documents of the Seller Parties, constitute (or will constitute), the legal, valid and binding obligation of the Seller Parties, enforceable against the applicable Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflict or Violation. The execution, delivery, and performance by the Seller Parties of this Agreement and the other Transaction Documents to which a Seller Party is a party and the consummation by each such Seller Party of the transactions contemplated hereby and thereby do not (i) assuming all Governmental Filings described or referenced in Section 3.2(c) and any filings as may be required under the HSR Act have been obtained or made, violate any Law to which a Seller Party, its Subsidiaries or any of their respective properties, rights or assets is subject, or (ii) (A) require a consent or approval under, (B) conflict with, result in a violation or breach of, or constitute a default (with or without notice, lapse of time or both) under, or (C) result in the loss of any benefit or the creation of any obligation under, the acceleration of, or a right to accelerate, terminate, or cancel any Contract to which a Seller Party or any of its Subsidiaries is a party, by which a Seller Party or any of its Subsidiaries or their respective properties, rights or assets are bound or to which the Interests are subject, (iii) result in the creation or imposition of any Encumbrance on the Interests or any properties, rights or assets of a Seller Party or any of its Subsidiaries or (iv) violate or conflict with the Organizational Documents of a Seller Party or any of its Subsidiaries, except in each case under clauses (i), (ii) and (iii) for such violations, conflicts, breaches, defaults, or failures to obtain consents or waivers which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(c) Ownership of Interests. Except for any transfer restrictions imposed by federal and state securities laws, Seller owns, beneficially and of record, all of the issued and outstanding Interests, free and clear of any Encumbrances or restrictions on transfer.

(d) Brokers’ Fees. Except for Needham (the fees and expenses of which will be paid in their entirety by the Seller Parties), the Seller Parties have not dealt with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement, and neither Seller Party is under any obligation to pay any broker’s fee, finder’s fee, or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of the Seller Parties.

(e) Legal Proceedings. There are no Actions pending or threatened against or affecting either Seller Party or otherwise affecting or involving its properties or assets (including the Interests) or in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or that could otherwise impair the Seller Parties’ ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which either Seller Party is a party.

(f) International Trade & Anti-Corruption.

(i) With respect to the Business, each Seller Party and its stockholders, officers, directors, senior management and employees, and, to the Knowledge of the Company, any of the Seller Parties’ agent and third party representative acting for or on behalf of either Seller Party is currently and has been since January 1, 2019 (i) in compliance with applicable Trade Controls, Anti-Corruption Laws and Anti-Money Laundering Laws; and (ii) has obtained and satisfied the requirements of or is otherwise qualified to rely upon, all import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations, and made any filings with, any Governmental Entity (a) required for the import, export, and reexport of products, services, software and technologies, (b) required for releases of technologies and software to foreign nationals, or (c) as otherwise required by Ex-Im Control Laws and Sanctions Laws.

(ii) With respect to the Business, none of the Seller Parties, nor any of their respective stockholders, officers, directors, senior management, or employees nor, to the Knowledge of the Company, any of the Seller Parties’ agent, or third party representative acting for or on behalf of either Seller Party is currently, or has been since January 1, 2019: (A) a Sanctioned Person; (B) organized, resident or located in a Sanctioned Country; (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; (D) engaged in any import, export, re-export or transfer in violation of Ex-Im Laws or Sanctions Laws; or (E) otherwise in violation of Sanctions Laws or Ex-Im Laws (collectively, “Trade Controls”).

(iii) With respect to the Business, none of the Seller Parties, nor any of their respective stockholders, officers, directors, senior management or employees, nor, to the Knowledge of the Company, any of the Seller Parties’ agent or third party representative acting for or on behalf of either Seller Party (in each case as it relates to the Business) has, at any time since January 1, 2019: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made or taken an act in furtherance of an offer, promise or authorization of any unlawful payment directly or indirectly, to any government official or other Person, (iii) taken any act that would cause a Seller Party or any of its Subsidiaries to be violation of any Anti-Corruption Laws, or (iv) been in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(iv) With respect to the Business, since January 1, 2019, the Seller Parties have not received from any Governmental Entity any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls, Anti-Corruption Laws or Anti-Money Laundering Laws, except to the extent such investigation or audit is conducted as part of the Seller Parties’ ordinary compliance program. The Seller Parties have in place policies, procedures, and controls reasonably designed to ensure compliance with applicable Trade Controls, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(g) Private Placement Matters. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Stock Consideration. Seller can bear the economic risk of its investment in the Stock Consideration and can afford to lose its entire investment in the Stock Consideration. Seller has been furnished the materials, or such materials have been made available to Seller, relating to its investment in the Stock Consideration which Seller has requested, and Buyer has provided Seller the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer and Buyer Common Stock as is necessary to make an investment decision with respect to the Stock Consideration. Seller is investing in the Stock Consideration for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Interests.

(h) Accredited Investor. Seller is an “accredited investor” as such term is defined under Section 501(a) of Regulation D promulgated under the Securities Act. Seller understands that the Stock Consideration to be issued in connection with the transactions contemplated hereby has not been and will not be registered under the Securities Act prior to issuance, that such shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, and that Buyer has no obligation to register or qualify the Buyer Common Stock comprising the Stock Consideration, except as specified in Section 4.22(b) hereof. Seller understands and agrees that unless and until the Stock Consideration is transferred pursuant to an effective resale registration statement filed in accordance with Section 4.22(b) or pursuant to Rule 144 under the Securities Act, or eligible to be transferred without restrictions pursuant to the provisions of Rule 144 under the Securities Act, all certificates issued in respect of or in exchange for the Stock Consideration that may be issued hereunder shall bear a legend (and Buyer will make a notation on its transfer books to such effect) prominently stamped or printed thereon reading substantially as follows, or the substance of which will otherwise be reflected on the books and records of the transfer agent of the Buyer Common Stock with respect to book-entry shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

(i) Disclaimer of Warranties. Except as specifically set forth in this Section 3.1 and Section 3.2 (as modified by the Disclosure Schedules hereto) and in any certificate delivered under this Agreement, none of the Seller Parties or any of their Affiliates, officers, employees, directors, partners, equityholders, shareholders, managers, consultants, agents, counsel, Representatives, or advisors makes or has made any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, to Buyer or any of its Affiliates, officers, employees, directors, partners, equityholders, shareholders, members, managers, consultants, agents, counsel, Representatives, advisors, or financing sources. Any representations and warranties of the Seller Parties not specifically set forth in this Section 3.1 or Section 3.2 (as modified by the Disclosure Schedules hereto) or in any certificate delivered under this Agreement, whether express or implied (including any implied or express warranty of merchantability, fitness for a particular purpose, or non-infringement), are disclaimed by the Seller Parties. For avoidance of doubt and without limiting the foregoing, except as set forth in the representations and warranties set forth in this Section 3.1 or Section 3.2, no representation or warranty is made with respect to any (i) financial projections, forecasts, or similar information or statements made, communicated, or furnished (orally or in writing) to Buyer or any of its Affiliates or any other Person, (ii) any “management presentations”, “confidential information memoranda”, “teasers” or similar or accompanying materials, or (iii) the contents of any “data room” or “virtual data room.” Notwithstanding the foregoing, this Section 3.1(i) shall not operate as a waiver of any claim or right of Buyer or its Affiliates in any case of Actual Fraud.

(j) No Reliance. The Seller Parties have relied solely on the results of their independent investigation and the representations and warranties set forth in Section 3.3 (as modified by the Buyer Disclosure Schedule) with respect to Buyer and the Stock Consideration. Without limiting the generality of the foregoing, no representation or warranty is made with respect to, and the Seller Parties have not relied on, any (i) financial projections, forecasts, or similar information or statements made, communicated, or furnished (orally or in writing) to the Seller Parties or any other Person (ii) any “management presentations” or accompanying materials, (iii) the contents of any “data room” or “virtual data room” (except to the extent addressed in a representation in this Agreement), or (iv) any oral, written or electronic response to any information request provided to the Seller Parties or their Representatives (except to the extent addressed in a representation in this Agreement).

3.2 Representations and Warranties Regarding the Company. Except as set forth on the corresponding section of the Disclosure Schedule (or another section of the Disclosure Schedule solely to the extent that the relevance of such disclosure to another representation or warranty is reasonably apparent on the face of such disclosure without reference to any other document), the Seller Parties represent and warrant, jointly and severally, to Buyer as follows:

(a) Due Organization and Good Standing. The Company is duly organized, validly existing and in good standing (or its equivalent) under the Laws of the State of Florida. The Company is qualified or otherwise authorized to transact business as a foreign entity and is in good standing (or its equivalent) under the Laws of every other jurisdiction in which such qualification or authorization is required under applicable Law, except where the failure to be so qualified or otherwise authorized would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect. The Company has all requisite limited liability company power and authority to own, lease, and operate its properties, rights and assets and to carry on its business as now conducted. Each jurisdiction in which the Company is qualified to do business is set forth on Part 3.2(a) of the Disclosure Schedule. The Seller Parties have made available to Buyer true, complete and correct copies of the Organizational Documents of the Company.

(b) Authorization, Execution and Delivery; Valid and Binding Agreement. The Company has the limited liability company power and authority and has taken all required action on its part necessary to permit it to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and no other corporate or organizational approval, member or shareholder approval or other approval of any kind is required in connection with the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party. This Agreement and each of such other Transaction Documents to which the Company is or will be a party has been or will be duly and validly executed and delivered by the Company, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and such other Transaction Documents constitute (or will constitute), the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Governmental Filings. No filings or registration with, notification to, or authorization, consent, or approval of any Governmental Entity (collectively, “Governmental Filings”) are required in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which Seller, the Company or any of their respective Affiliates is a party, except the Governmental Filings set forth on Part 3.2(c) of the Disclosure Schedule.

(d) Capital Structure; Subsidiaries.

(i) Seller owns, beneficially and of record, all of the issued and outstanding Equity Securities of the Company, free and clear of any Encumbrances or restrictions on transfer (other than transfer restrictions on securities that are imposed by federal and state securities Laws). Other than the Interests, there are no Equity Securities of the Company issued, reserved for issuance or outstanding. The Equity Securities of the Company are duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, purchase options or other similar rights. There are no outstanding options, warrants, convertible or exchangeable securities, profits interests, or other rights that would obligate the Company to issue or sell any Equity Securities. The offer, issuance, and sale of the Interests were made in compliance with all applicable Laws. There are no agreements, written or oral, to which Seller or the Company is a party relating to the acquisition, disposition, voting or registration under applicable securities laws of any Equity Securities. There are no outstanding or authorized share appreciation, phantom equity, profit participation or similar rights with respect to the Company. Neither the Seller Parties nor the Company is party to any voting trusts, proxies, equityholder agreement or other similar agreement with respect to the Company’s Equity Securities.

(ii) The Company does not have any Subsidiaries. The Company does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust, or other business organization.

(iii) The Company has no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the equityholders of the Company on any matter.

(e) Financial Statements.

(i) Part 3.2(e)(i) of the Disclosure Schedule attaches true, correct and complete copies of the Financial Statements. The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations, changes in equity and cash flows for the periods then ended. The Interim Financial Statements have been prepared in accordance with GAAP for the period involved, subject to normal recurring adjustments necessary for a fair presentation of interim results which are not material individually or in the aggregate and the absence of notes thereto, and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations, changes in equity and cash flows for the period then ended.

(ii) Except as set forth on Part 3.2(e)(ii) of the Disclosure Schedule, the Company has no liabilities of any kind except for: (A) liabilities or obligations reflected or reserved against on the Balance Sheet; (B) liabilities of the sort and type set forth on the Balance Sheet (rather than any notes thereto) incurred in the ordinary course of business of the Company since the Balance Sheet Date (none of which relates to a breach of Contract, breach of warranty, tort, infringement, misappropriation, lawsuit or violation of Law and none of which is material, either individually or in the aggregate); (C) other liabilities set forth in Part 3.2(e)(ii) of the Disclosure Schedule or incurred under or contemplated by this Agreement, or (D) those that would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company or the Business, in each case, as required to be recorded as such under GAAP.

(f) The Company maintains internal controls over financial reporting that provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that transactions, receipts and expenditures of the Company are being accurately recorded, and made only in accordance with management’s general or specific authorization, (iii) that access to assets is permitted only in accordance with management’s general or specific authorization and (iv) regarding the prevention and timely detection of unauthorized disposition of the assets of the Company. There are no, and since the Balance Sheet Date there have not been any, significant deficiencies or material weaknesses in the internal controls over financial reporting which would reasonably be expected to adversely affect the Company’s ability to accurately record, process, summarize or report financial information. Since the Balance Sheet Date, there have not been any fraud or allegations of fraud, whether or not material, that involve any management or other employees of Seller or any of its Subsidiaries who have a significant role in any of the Company’s internal controls over financial reporting.

(g) All accounts receivable reflected in the Financial Statements (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are (i) valid, genuine, existing and arising from or otherwise relating to the Company’s business in bona fide, arm’s length transactions, (ii) not subject to any defenses, setoffs or counterclaims except as reflected in the Financial Statements or, only to the extent that such rights have not been asserted, in the underlying contracts, and (iii) to the Knowledge of the Company, reasonably expected to be collectible in the ordinary course of business.

(h) No Conflict or Violation. Except as set forth on Part 3.2(h) of the Disclosure Schedule, the execution, delivery, and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not (i) assuming all Governmental Filings described or referenced in Section 3.2(c) have been obtained or made, violate any Law to which the Company or any of its properties, rights or assets is subject, (ii) (A) require a consent or approval under, (B) conflict with, result in a violation or breach of, or constitute a default (with or without notice, lapse of time or both) under, (C) result in the loss of any benefit or the creation of any obligation under, the acceleration of, or a right to accelerate, terminate, or cancel, or (D) require any action by (including any authorization, consent or approval), or require notice to, any Person under, any Contract to which the Company is a party or by which its properties, rights or assets are bound, or any Company Lease, (iii) result in the creation or imposition of any Encumbrance on the Interests or any properties, rights or assets of the Company or (iv) violate the Organizational Documents of the Company, except in each case under clauses (i), (ii), and (iii) for such violations, conflicts, defaults, breaches, accelerations, or failures to obtain consents or approvals which would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect.

(i) Legal Proceedings. Except as set forth on Part 3.2(i) of the Disclosure Schedule, there are no, and during the Look-Back Period there have not been any, Actions pending, or, to the Knowledge of the Company, threatened against the Company or otherwise affecting or involving its or the Business’ properties or assets or any employee, officer, director, manager or member of the Company in their capacity as such, other than any Action with an amount in controversy less than $250,000 which, if adversely determined, would not be reasonably likely to be material to the Company. Except as set forth Part 3.2(i) of the Disclosure Schedule, neither the Company nor the Business is the subject of any judgment, decree, injunction, or order of any Governmental Entity. During the Look-Back Period, none of the Seller Parties, the Company, or any of their respective Affiliates has received any written notice or other communication from any Governmental Entity regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any judgment, decree, injunction or order to which the Company is bound or otherwise relating to the Business.

(j) Personal Property; Owned and Leased Real Property.

(i) Except as may be reflected in the Financial Statements and as set forth on Part 3.2(j)(i) of the Disclosure Schedule, the Company has good and valid title, free and clear of any Encumbrances (except for Permitted Encumbrances), to all the tangible personal property reflected on the Balance Sheet and all tangible personal property acquired since the Balance Sheet Date, except for such tangible personal property as has been disposed of in the ordinary course of business since the Balance Sheet Date. The Products and the services provided in the ordinary course of business in connection therewith (including, without limitation, installation, training, and maintenance services) constitute all of the material products or services offered for sale, license or lease, or otherwise commercialized, by the Business during the period commencing on the date that is one (1)-year prior to the date hereof and ending on the Closing Date.

(ii) The Company does not own any real property.

(iii) Part 3.2(j)(iii) of the Disclosure Schedule sets forth a list of all leases, subleases, licenses or occupancy agreements pursuant to which the Company leases real property (each a “Company Lease”) and the address of the real property to which each lease relates. The Company has a good and valid leasehold interest in the real property subject to each Company Lease, free and clear of all Encumbrances, other than Permitted Encumbrances. The Company is not in breach or default in any material respect under any Company Lease. True and complete copies of all Company Leases, together with all modifications, extensions, amendments and assignments thereof, if any, have been made available to Buyer. The Company has not subleased or granted any other Person the right to use or occupy any real property that is the subject of any Company Lease. The buildings, improvements and fixtures on the real property comprising the property leased under the Company Leases, including all mechanical, electrical and other systems, are in good operating condition and repair, normal wear and tear excepted, and are reasonably fit and usable for the purposes for which it is being used. and all tenant improvement work required to be performed by landlord or tenant under each Company Lease has been completed in accordance with the terms of such Company Lease in all material respects.

(k) Taxes. Except as set forth on Part 3.2(k) of the Disclosure Schedule:

(i) The Company has timely filed (taking into account permitted extensions) all Income Tax Returns and other material Tax Returns required to have been filed by it (and each such Tax Return is true, correct, and complete in all material respects). The Company has timely paid all Income Taxes and other material Taxes due and payable by it (whether or not shown to be due and payable on any such Tax Return). All Taxes not yet due or payable by the Company have been adequately accrued and reserved in accordance with GAAP. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return (other than pursuant to any automatic extensions to file Income Tax Returns).

(ii) The Company has withheld all material Taxes required to be withheld from amounts paid or owing to any employee, independent contractor, equityholder or creditor under the Code or any provision of state, local or foreign Tax Law, as applicable, and has duly remitted any such amounts to the appropriate taxing authority and has complied in all material respects with all information reporting requirements with respect thereto.

(iii) The Company has not received written notice from any taxing authority of a pending (and, to the Knowledge of the Company, there are no threatened) Tax Claims for the assessment or collection of any Taxes with respect to the Company. There are no closing agreements or similar arrangements, which are still in effect, with any taxing authority with respect to the determination of the Tax liability of the Company. No private letter rulings, technical advice memoranda or comparable rulings, decisions or advice have been issued by any taxing authority with respect to the Company, nor has the Company ever applied for any private letter ruling, technical advice memoranda or comparable ruling, decision or advice from a taxing authority.

(iv) The Company has not received written notice from any taxing authority in a jurisdiction where it does not pay Taxes or file Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction or required to file Tax Returns in such jurisdiction, other than claims that have been resolved.

(v) There are no liens for Taxes against any of the Company’s assets, other than liens for Taxes not yet due and payable.

(vi) The Company has not waived any statute of limitations in respect of Taxes or entered into any agreement with a taxing authority extending the period for assessment or collection of any Taxes that, in either case, remains in effect.

(vii) The Company is not, and has never been, a member of an affiliated group filing a consolidated joint, unitary or combined Income Tax Return, and the Company (i) does not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign income Tax Law, as a transferee or successor, by Contract, or otherwise as a matter of Law and (ii) is not a party to any Tax allocation, indemnity or sharing agreement for which the Company may be liable after the Closing Date, in each case, excluding obligations under customary commercial contracts or agreements the primary subject matter of which is not Taxes.

(viii) The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Income Tax purposes.

(ix) All Income Tax Returns filed by the Company for the Tax periods for which the statute of limitations has not expired have been made available to Buyer.

(x) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in or incorrect method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law); (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date, (3) installment sale under Section 453 of the Code or open transaction disposition made on or prior to the Closing Date or (4) prepaid amount received, or paid, or deferred revenue accrued, prior to the Closing.

(xi) For federal, and applicable state and local income Tax purposes, the Company is, and has been at all times since June 10, 2009 through the Closing Date, classified as a “C corporation”.

(xii) The Company has not engaged or participated in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code (or similar, analogous or corresponding provisions of state, local or foreign law) and no Tax Return filed on or behalf of the Company was required to contain a disclosure statement under Section 6011 or 6662 of the Code.

(xiii) The Company has not been a party to any transaction intended to qualify under Section 355 of the Code (or under so much of Section 355 of the Code as relates to Section 356 of the Code) within the past two (2) years.

(xiv) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) in a country other than the United States.

(xv) The Company has not (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment Taxes” under Section 2302 of the CARES Act or in connection with any other Pandemic Response Law, in each case that remains unpaid, (ii) failed to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, or (iii) availed itself of any Tax relief pursuant to any Pandemic Response Laws in a manner that was not in compliance with applicable Law in all material respects.

(xvi) The Company is in compliance in all material respects with all applicable Laws pertaining to escheat and unclaimed property.

(xvii) The Company has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations in all material respects.

(xviii) The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance, in all material respects, of any required contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(xix) The Company is not, and has not been during the five year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) Absence of Certain Changes. Except as set forth on Part 3.2(l) of the Disclosure Schedule and as otherwise contemplated by this Agreement or the other Transaction Documents, from December 31, 2024 through the date of this Agreement, there has not occurred any Material Adverse Effect. Except as set forth on Part 3.2(l) of the Disclosure Schedule and as otherwise contemplated by this Agreement or the other agreements, instruments, and documents contemplated hereby, including the Pre-Closing Reorganization, since December 31, 2024, neither the Seller Parties nor the Company, nor any of their respective Affiliates, has, with respect to the Company or the Business:

(i) made, set aside, declared or paid any dividend or distribution in respect of, or repurchased, redeemed or otherwise acquired or canceled any of, the Equity Securities of the Company, or effected any recapitalization, reclassification, stock split, reverse stock split or like change in capitalization of the Company;

(ii) authorized for issuance, issued, sold, delivered, granted or otherwise disposed of any of the Equity Securities of the Company, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Equity Securities of the Company;

(iii) amended any of the Organizational Documents of the Company;

(iv) allowed any Encumbrance to be placed upon the Equity Securities of the Company or any of its assets, other than Permitted Encumbrances (but with respect to the Equity Securities of the Company, only to the extent such Permitted Encumbrances will be released at or prior to the Closing);

(v) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(vi) incurred, created, assumed or guaranteed any Indebtedness in an aggregate amount exceeding $250,000, other than trade payables in the ordinary course of business;

(vii) cancelled or waived any claims with a potential value in excess of $250,000, other than in the ordinary course of business;

(viii) entered into, amended, terminated or canceled, or waived, released or assigned any material right or claim under, any Company Contract, other than in the ordinary course of business;

(ix) acquired (whether in a single transaction or series of related transactions, and whether by merger, consolidation, acquisition of stock or assets or otherwise) or made any investment in any corporation, partnership, or other business organization or division thereof or any assets outside the ordinary course of business;

(x) sold, transferred, licensed, assigned, abandoned, allowed to lapse or otherwise disposed of any property, right or asset having a value in excess of $250,000, other than sales of inventory (including Products) in the ordinary course of business;

(xi) granted any license or other rights under or with respect to any Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business;

(xii) materially changed its accounting methods or principles theretofore adopted, except as required by GAAP or applicable Law or reflected in the Financial Statements;

(xiii) experienced any damage, destruction, or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Company that, individually or in the aggregate, exceeds $250,000;

(xiv) (A) renewed, negotiated, modified, extended, terminated or entered into any collective bargaining agreement or other Contract with any labor union, works council or labor organization or (B) recognized or certified any labor union, works council, labor organization, or group of employees as the bargaining representative for any employees of the Company;

(xv) implemented or announced any employee layoffs, office or plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that trigger the notice requirements of the WARN Act;

(xvi) made or announced any change in compensation (including wages, salaries, bonuses or incentives) paid or payable to any Company Employee, except for increases in base wages or salaries of Company Employees whose base compensation is less than $100,000 per annum to reflect annual merit increases not to exceed 1% per annual per individual or 1% in the aggregate in the ordinary course of business and consistent with past practice;

(xvii) (A) established, materially amended, or increased or promised to increase any benefits under any Company Plan, except for (x) changes to health and welfare benefits related to annual enrollment that do not materially increase the Company’s liabilities or obligations with respect to any such Company Plan, and (y) amendments to any Seller Plan that are applicable to employees of Seller and its Affiliates generally and that do not materially increase the Company’s liabilities or obligations with respect to the Company Employees; (B) granted any new or amended the terms of any existing retention, severance or termination payments or equity or equity-based awards; (C) hired, promoted or terminated the employment or engagement (other than for cause) of any Company Employee; or (D) transferred the employment of any Company Employee to an entity that is not the Company or of any employee of the Seller Parties and their Affiliates who is not a Company Employee (other than a Seller Sales Employee) to the Company;

(xviii) (A) changed any method of Tax accounting or annual accounting period with respect to Taxes, (B) made (other than in the ordinary course of business), revoked or changed any Tax election, (C) filed any amended Income Tax Return or other material amended Tax Return, (D) surrendered any claim for a refund of Taxes, (E) entered into any closing agreement, private letter ruling, technical advice memoranda or comparable rulings, decisions or advice with any taxing authority respect to any Taxes, (F) waived or extended the statute of limitations with respect to any Tax Claim or assessment (other than automatic waivers or extensions obtained in the ordinary course of business), (G) initiated participation in any voluntary disclosure or similar program or entered into any voluntary disclosure or similar agreement with any taxing authority with respect to Taxes or (H) settled or compromised any Tax Claim;

(xix) (A) commenced any Action, (B) settled or compromised, or offered or proposed to settle or compromise, any Action or otherwise entered into any settlement, conciliation or similar agreement, in any such case (i) for an amount that exceeds $250,000, (ii) in connection with which the Company will have any material outstanding obligation after the date of this Agreement, (iii) which imposes any material restrictions on the conduct of the Business, or (iv) with any Governmental Entity;

(xx) entered into any new line of business; or

(xxi) entered into any Contract or otherwise agreed, authorized or committed to take any of the actions specified in this Section 3.2(l).

(m) Company Contracts. Part 3.2(m) of the Disclosure Schedule sets forth all of the Contracts in effect as of the date of this Agreement to which Seller or any of its Affiliates is a party or otherwise has any rights or obligations under or by which Seller or any of its Affiliates or any of their respective assets is bound (in the case of Seller and its Affiliates other than the Company, which Contract primarily relates to the Business), and which are in any one or more of the categories listed below (collectively, the “Company Contracts”, regardless of whether or not listed on Part 3.2(m) of the Disclosure Schedule):

(i) any Contract for any joint venture, partnership, strategic alliance, revenue sharing or similar arrangement;

(ii) any Contract related to an acquisition or divestiture of any corporation, partnership, or other business organization or division thereof or material assets (A) entered into during the Look-Back Period or (B) pursuant to which the Company has remaining obligations or liabilities (contingent or otherwise);

(iii) any (A) Contract for the lease of equipment involving payments in excess of $250,000 per year or (B) Company Lease;

(iv) any employment, severance, retention, deferred compensation, or consulting agreement involving payments in excess of $250,000 in any twelve (12) month period;

(v) any collective bargaining agreement or other Contract with any labor union or labor organization;

(vi) any Contract evidencing Indebtedness (other than capitalized leases) of the Company in excess of $250,000, or under which the Company has issued any note, bond, indenture, mortgage, security interest, or other evidence of Indebtedness, or has directly or indirectly guaranteed or assumed Indebtedness (other than capitalized leases), liabilities, or obligations of any Person;

(vii) any Contract granting any Person an Encumbrance on all or any portion of the Equity Securities of the Company or any assets of the Company or the Business, other than Permitted Encumbrances;

(viii) any Contract (A) containing a covenant not to compete binding on the Company or the Business or that establishes an exclusive sale or purchase obligation with respect to any product or service or any geographic location, (B) containing any “most favored nation” terms, rights of first offer or refusal or similar rights, (C) containing minimum purchase requirements or minimum sales requirements or (D) containing non-solicit provisions binding on the Company or the Business;

(ix) any Contract which grants to any Person an option or a first refusal or similar preferential right to purchase, acquire, sell, lease or license any material asset, right or property of the Business;

(x) any pension, bonus, synthetic equity, sale bonus, profit sharing, stock option, employee equity purchase or other plan, program, policy, agreement or arrangement providing for deferred or other compensation to employees;

(xi) any Contract (or group of related Contracts) pursuant to which Seller or any of its Affiliates (with respect to the Business) or the Company made payments in excess of $250,000 for the fiscal year ended December 31, 2024, or that would reasonably be expected to result in payments in excess of $250,000 for the fiscal year ended December 31, 2025;

(xii) any Contract (or group of related Contracts) pursuant to which Seller or any of its Affiliates (with respect to the Business) or the Company earned revenues in excess of $250,000 for the fiscal year ended December 31, 2024, or that would reasonably be expected to result in revenues in excess of $250,000 for the fiscal year ended December 31, 2025;

(xiii) any Company Material Intellectual Property Contract;

(xiv) any settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company will have material outstanding obligations after the date of this Agreement or which imposes any material restrictions on the conduct of the Business;

(xv) any Contract for capital expenditures or the acquisition or construction of fixed assets that would reasonably be expected to result in payments in excess of $250,000 following the Closing;

(xvi) any purchase order relating to Intercompany Arrangements in excess of $200,000, and any other Contract relating to Intercompany Arrangements;

(xvii) any Shared Contracts;

(xviii) any Contract that would purport to bind Affiliates of the Company (including after the Closing, Buyer and its other Subsidiaries);

(xix) any Contract with a Material Customer or a Material Supplier;

(xx) any Contract other than of a type described in subsections (i) through (xix) of this Section 3.2(m) requiring future (A) payments by the Business, (B) performance of services by the Business with a value, or (C) receipt of goods or services by the Business with a value, in each of the foregoing cases, in excess of $250,000 per year; and

(xxi) any outstanding binding commitment to enter into any agreement of the type described in subsections (i) through (xx) of this Section 3.2(m).

Seller has made available to Buyer a true, complete and correct copy of each written Company Contract (and, if not in writing, a summary of all of the material terms thereof), including all amendments, extensions, supplements and modifications thereto. Each Company Contract is a legal, valid and binding obligation of Seller, its applicable Affiliate or the Company (as applicable) and, to the Knowledge of the Company, each other party to such Company Contract, and is enforceable against Seller, its applicable Affiliate or the Company (as applicable) and, to the Knowledge of the Company, each other party to such Company Contract, in accordance with its terms. Except as set forth on Part 3.2(m) of the Disclosure Schedule, (A) neither Seller, its applicable Affiliate, nor the Company (as applicable) is in breach of or default under, or in receipt of any written or, to the Knowledge of the Company, oral claim of breach of or default under any Company Contract, (B) to the Knowledge of the Company, no counterparty is in breach of or default under any Company Contract, and (C) to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a breach of or default under any Company Contract. Neither the Company nor Seller, nor any of Seller’s other Affiliates, has, within the previous twelve (12) months, received any written or, to the Knowledge of the Company, oral notice that any other party to a Company Contract intends not to renew, or to renew on materially different terms, or to breach, cancel, terminate or renegotiate the existing terms of, any Company Contract. Neither the Company nor Seller, nor any of Seller’s other Affiliates, has, within the previous twelve (12) months, received any written or, to the Knowledge of the Company, oral notice from any other party to any Company Contract that such other party intends to increase the cost to Seller, any of its Affiliates, or the Company (as applicable) for the goods, services or rights delivered or provided to Seller, any of its Affiliates, or the Company whether pursuant to such Company Contract or otherwise, other than pricing adjustments made by suppliers from time to time that are not specific to the Business and which would not reasonably be expected to have a material effect on the Business.

(n) Employees and Compensation.

(i) Neither the Company nor, solely with respect to the Seller Sales Employees, the Seller Parties (including their respective Affiliates) is, or during the Look-Back Period have been, subject to any pending labor dispute, labor-related arbitration, labor-related lawsuit, strike, lockout, work stoppage, picketing or labor-related administrative proceeding.

(ii) None of the Company’s employees or the Seller Sales Employees are represented by any labor union, works council or other labor organization nor are any collective bargaining agreements otherwise in effect or being negotiated with respect to such employees in connection with their employment by the Company or the Seller Parties (including their respective Affiliates), as applicable, and no union organizing activities involving such employees are pending or, to the Knowledge of the Company, threatened. During the Look-Back Period, to the Knowledge of the Company, there have been no union organizing activities involving any Seller Sales Employees or employees of the Company, whether actual or threatened. During the Look-Back Period, no labor union, works council, other labor organization, group of Seller Sales Employees or group of employees of the Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Company or, solely with respect to the Seller Sales Employees, the Seller Parties (including their respective Affiliates).

(iii) Except as set forth on Part 3.2(n)(iii) of the Disclosure Schedule, the Company and, solely with respect to the Seller Sales Employees, the Seller Parties (including their respective Affiliates) are and during the Look-Back Period have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees for purposes of the Fair Labor Standards Act and similar state and local Laws), immigration, employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance.

(iv) Neither the Company nor, solely with respect to the Seller Sales Employees, the Seller Parties (including their respective Affiliates) have material liability that is past due for (A) any unpaid wages, salaries, wage premiums, commissions, bonuses, fees, or other compensation to their current or former directors, officers, employees and independent contractors under applicable Law, Contract or Company policy or Seller Party policy; and/or (B) any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(v) Part 3.2(n)(v) of the Disclosure Schedule sets forth (A) a true and correct list of the name and current annual salary of each Seller Sales Employee and officer or employee of the Company whose annual base salary exceeds $250,000 as of the date of this Agreement and (B) any other form of compensation (other than salary, bonuses, or customary benefits) paid or payable by the Company or the Seller Parties (including their respective Affiliates), as applicable, to each such officer or employee for the most recent fiscal year.

(vi) All employees of the Company are authorized to work in the United States, and the Company has, as applicable, properly completed and maintained Forms I-9 with respect to all current and former employees, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company taken as a whole. During the Look-Back Period, the Company has not received written notice from any Governmental Entity asserting any violation or alleged violation, in any material respect, of any Law relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the United States.

(vii) During the Look-Back Period, neither the Company nor, solely with respect to Seller Sales Employees, the Seller Parties (including their respective Affiliates) have been party to a material settlement agreement with a current or former officer or employee resolving allegations of sexual harassment. To the Knowledge of the Company, there are no, and during the Look-Back Period, there have not been any, material allegations of sexual harassment raised by or raised against any current or former director, officer or employee of the Company or Seller Sales Employee, as applicable.

(viii) There are no, and during the Look-Back Period there have not been any, material group reductions in force at the Company or, solely with respect to Seller Sales Employees, the Seller Parties (including their respective Affiliates) nor any such activities that have been planned or announced for the future.

(ix) Except as set forth on Part 3.2(n)(ix) of the Disclosure Schedule, there are no material actions pending or, to the Knowledge of the Company, threatened (A) between the Company and any of its employees or (B) between a Seller Party (or any of its Affiliates) and any Seller Sales Employees, in each case, before any Governmental Entity.

(x) To the Knowledge of the Company, no officer or management-level employee of the Company or officer or management-level Seller Sales Employees has provided written notice that he or she will terminate his or her status as an officer or employee.

(o) Compliance with Laws. Except as set forth on Part 3.2(o) of the Disclosure Schedule, during the Look-Back Period, the Business has been and is being operated in compliance in all material respects with all applicable Laws, and to the Knowledge of the Company, there has not occurred any event that with the lapse of time, the giving of notice or both would constitute any violation of any applicable Laws. During the Look-Back Period, neither the Company nor Seller nor any of its other Affiliates with respect to the Business has (i) received any written or, to the Knowledge of the Company, verbal, notice of any violation or alleged violation of any applicable Laws or regarding the revocation or termination (whether actual or potential) of any approvals, permits, and licenses required and/or issued by any Governmental Entity (collectively, “Permits”) or (ii) been subject to or notified of any pending or threatened investigation by any Governmental Entity. Except as set forth on Part 3.2(o) of the Disclosure Schedule, the Company possesses all Permits required to conduct its business as it is currently conducted, and such material Permits are in full force and effect.

(p) Employee Plans.

(i) Part 3.2(p)(i) of the Disclosure Schedule sets forth a list of each material Employee Plan as of the date of this Agreement and separately identifies whether each such Employee Plan is a Company Plan or Seller Plan. With respect to each material Employee Plan, the Company has made available to Buyer true and complete copies of (to the extent applicable): (A) any and all plan documents (or a summary of the material terms thereof, if such plan is not in writing), all amendments thereto and all related trust documents and amendments thereto; (B) any and all outstanding summary plan descriptions and material modifications thereto; (C) the most recent annual report and all schedules thereto with respect to such Employee Plan; (D) the most recent U.S. Internal Revenue Service (“IRS”) determination or opinion letter; (E) written compliance testing results for each of the past three plan years; (F) all other material documents pursuant to which such plan is maintained, funded and administered (including material related insurance contracts); and (G) all non-routine, material correspondence with any Governmental Entity since the start of the Look-Back Period.

(ii) Each Employee Plan has been established and administered in all material respects in accordance with its terms and applicable Law, including, as to each Employee Plan that is subject to United States Law, ERISA and the Code. With respect to each Employee Plan, all contributions, premiums and other payments that are due have been timely paid, and any such amounts not yet due have been paid or properly accrued. With respect to each Employee Plan that is intended to be qualified under Section 401(a) of the Code, such Employee Plan has received a favorable IRS determination letter regarding such Employee Plan’s qualified status or may rely upon an IRS opinion letter as to a pre-approved plan document, and nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Plan. With respect to the Employee Plans, there are no Actions (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened.

(iii) None of Seller or its Affiliates, including the Company, or any of their respective ERISA Affiliates sponsors, maintains or contributes to, or in the past six years has sponsored, maintained or contributed to, or has any liability (contingent or otherwise) with respect to any (i) plan subject to Title IV of ERISA, Section 302 of Title I of ERISA, or Section 412 of the Code; (ii) multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iii) multiple employer plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (v) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of Seller or its Affiliates, including the Company, or their respective ERISA Affiliates has incurred any material liability under or arising out of Title IV of ERISA (including withdrawal liability) that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business, all of which have been timely paid).

(iv) None of Seller or its Affiliates, including the Company, has any liability with respect to, or obligation to provide, medical, dental or life insurance coverage or any other welfare benefits after termination of employment in respect of any current or former Company Employee, except as may be required under Section 4980B of the Code or similar state or other Law, the full premium cost of which is borne by the Person receiving such benefits.

(v) Except as set forth on Part 3.2(p)(v) of the Disclosure Schedule or as otherwise provided for in this Agreement, none of the execution and delivery of this Agreement, or the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (A) result in, or accelerate the time of payment, or vesting of, any payment (including severance pay, change in control or stay or retention bonuses or unemployment compensation) to any current or former employee, officer, or other individual service provider of the Company, (B) result in, or accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any current or former employee, officer or other individual service provider of the Company, (C) result in or entitle any current or former employee, officer, or other individual service provider of the Company to any loan forgiveness, (D) create any limitation or restriction on the right of Seller or its Affiliates, including the Company, to merge, amend or terminate any Company Plan, or (E) result in any obligation to fund or otherwise set aside assets to secure to any extent any obligations under any Employee Plan.

(vi) Except as set forth on Part 3.2(p)(vi) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (alone or in conjunction with any other event), directly or indirectly, result in “excess parachute payment” to any “disqualified individual” within the meaning of Section 280G of the Code. The Company does not have any obligation to indemnify or reimburse or gross-up for any Taxes, including those imposed under Sections 409A and 4999 of the Code.

(q) Intellectual Property; Data Privacy.

(i) Part 3.2(q)(i) of the Disclosure Schedule identifies all of the following that is included in whole or part in the Company Intellectual Property: (A) all registered trademarks, patents, registered copyrights, domain names, social media identifiers, and any applications for any of the foregoing, (B) each item of material software (including any software included in the Company Intellectual Property that is incorporated into or a part of any Product) (collectively, the “Company Software”), and (C) each material unregistered trademark, service mark or other source identifier (collectively ((A), (B) and (C)), the “Registered or Material Company IP”) and (D) each Contract pursuant to which any Intellectual Property license, covenant not to sue or other right with respect to Intellectual Property is granted to the Company by another Person or to another Person by the Company or which otherwise is used in the Business (other than shrink-wrap, click-wrap, or other similar agreements for commercially available off-the-shelf software with fees due in any one-year period of less than $40,000) (each a “Company Material Intellectual Property Contract”). Each item of Registered or Material Company IP is subsisting, valid and enforceable. Except as set forth on Part 3.2(q)(i) of the Disclosure Schedule, the Company exclusively owns all right, title and interest in and to the Company Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances, and the Company Intellectual Property and all rights provided to or used for the benefit of the Company under the Transition Services Agreement are sufficient for, and constitute all of the Intellectual Property used in or necessary for, the operation of the Business as currently conducted. Except as set forth on Part 3.2(q)(i) of the Disclosure Schedule, the Company has not granted to any Person exclusive rights or under to any of the Company Intellectual Property.

(ii) Part 3.2(q)(ii) of the Disclosure Schedules specifies any (i) patent or software included in the Company Intellectual Property and that is embodied by, used in or covers any Product and (ii) any Intellectual Property of any other Person that is used in any Product, specifying for each item of such third-Person Intellectual Property the applicable Contract under which Company receives a license or other rights with respect thereto (excluding, for the avoidance of doubt, any Intellectual Property embedded in a component part of such Product and not separately licensed by the Company or Seller Parties). All software owned or purported to be owned by the Company that is included in the Company Intellectual Property, incorporated in any Product or used in or with any Product was developed entirely by employees or contractors of the Company in the course and scope of their employment or engagement.

(iii) Except as set forth on Part 3.2(q)(iii) of the Disclosure Schedule: (i) neither the Company nor the conduct of the Business (x) as currently conducted infringes or otherwise violates any other Person’s Intellectual Property or (y) has, during the Look-Back Period, infringed or otherwise violated any other Person’s Intellectual Property, and there have been no Actions alleging any such infringement or other violation pending or threatened against the Company, Seller or any of Seller’s other Affiliates, (ii) to the Knowledge of the Company, no Person has infringed or otherwise violated any Company Intellectual Property (except where not material) and (iii) there have been no Actions pending or threatened by the Company, Seller, Semilab Hungary, or any of the Seller Parties’ other Affiliates against any Person alleging any such infringement or violation in connection with the Business.

(iv) Except as set forth on Part 3.2(q)(iv) of the Disclosure Schedule, all persons who have created, developed or contributed to any Company Intellectual Property have effectively assigned in writing to the Company their rights in same that do not vest initially in the Company by operation of Law.

(v) The Company (and, to the extent related to the Business, Seller, Semilab Hungary and their other Affiliates) uses and has, throughout the Look-Back Period, used precautions that are, as a whole, prudent in its industry to protect the confidentiality of its trade secrets and other confidential information.

(vi) Except as set forth on Part 3.2(q)(vi) of the Disclosure Schedule, the Company does not use any open source software (or software that is licensed under terms that are similar to the terms under which open source software is licensed) in a manner that would or could require disclosure of any source code for any Company Software or in any way restrict the Company’s right to prohibit or otherwise restrict sublicensing of any Company Software. No person (including any escrow agent) has received, or has any absolute or contingent right to receive, access to any such source code, other than employees and contractors who require such access for the purpose of providing services to the Company and have agreed in writing not to disclose such source code and not to use it except for the Company’s sole benefit.

(vii) None of the Products include, or were developed in whole or part using, any technology, capabilities or features that rely or are based on artificial intelligence, machine learning, neural network, large language learning models or algorithms, “black-box” technology, predictive analytics, augmented human intelligence, deep learning or related technologies.

(viii) Except as set forth in Part 3.2(q)(viii) of the Disclosure Schedule, the Company (and, to the extent related to the Business, Seller, Semilab Hungary and their other Affiliates) is, and has been, in compliance with all Data Security Requirements in all material respects during the Look-Back Period. Neither the execution and delivery of this Agreement nor the consummation of the Closing and the transactions contemplated hereby will result in a breach or violation of, or constitute a default under, any Data Security Requirement in any material respect. Except as set forth in Part 3.2(q)(viii) of the Disclosure Schedule, during the Look-Back Period, the Company (and, to the extent related to the Business, Seller, Semilab Hungary and their other Affiliates) has not experienced any breach of security, phishing incident, ransomware or malware attack, or other incident in which confidential or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was accessed, used, disclosed, or exfiltrated in an unauthorized manner, and the Company (and, to the extent related to the Business, Semilab Hungary, Seller and their other Affiliates) has not received any notices or complaints from any Person or been the subject of any Action or investigation with respect thereto.

(ix) The Company (and, to the extent related to the Business, Seller, Semilab Hungary and their other Affiliates) uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Computer Systems used in the operation of the Business and to prevent any unauthorized use, access, interruption, or modification or other security breach of such Computer Systems (including information therein or accessed, transmitted or processed thereby). The Computer Systems owned, leased or licensed to the Company are sufficient for the conduct of the Business as currently conducted, are in sufficiently good working condition to effectively perform all information technology operations of the Business and are free of viruses, trojan horses or other malware. The Company has purchased a sufficient number of license seats, and scope of rights, for all software as necessary for the operation of the Business as currently conducted, and have complied in all material respects with the terms of the corresponding agreements. Except as set forth in Part 3.2(q)(viii) of the Disclosure Schedule, during the Look-Back Period, there have been no unauthorized use, access, interruptions, modifications, intrusions or other security breaches with respect to such Computer Systems (including information contained therein or accessed, transmitted or processed thereby), or any failures, breakdowns, continued substandard performance, or other adverse events affecting any such Computer Systems that have caused any substantial disruption of or interruption in or to the use of such Computer Systems. The Company

(and, to the extent related to the Business, Seller, Semilab Hungary and their other Affiliates) maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of the Business, acts in compliance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(r) Brokers’ Fees. Except for Needham (the fees and expenses of which will be paid in their entirety by Seller), the Company has not dealt with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement, and the Company is not under an obligation to pay any broker’s fee, finder’s fee, or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of the Company.

(s) Affiliate Transactions. Except as set forth on Part 3.2(s) of the Disclosure Schedule and for employment agreements entered into with the Company in the ordinary course of business and the payment of compensation and benefits in the ordinary course of business, since the Balance Sheet Date, there have been no transactions, and there are no Contracts, between Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand.

(t) Insurance. Part 3.2(t) of the Disclosure Schedule sets forth a true, correct and complete list of all of the insurance policies maintained for, at the expense of, or for the benefit of the Company or the Business (the “Company Insurance Policies”). All such insurance policies are in full force and effect, are valid and enforceable, and all premiums currently due thereunder have been paid. Neither Seller nor any of its Subsidiaries has received any notice of cancellation, non-renewal or modification in coverage amounts of any such insurance policies. Except as disclosed on Part 3.2(t) of the Disclosure Schedule, as of the date hereof, there are no pending material claims under any such insurance policy as to which the respective insurers have questioned, denied or disputed coverage. The Company Insurance Policies are of the type and in amounts adequate to insure against the risks to which the Company is normally exposed and are sufficient for compliance with the requirements of any Contract or applicable Law.

(u) Environmental Matters. Except as set forth on Part 3.2(u) of the Disclosure Schedule:

(i) The Company is and during the Look-Back Period has been in compliance in all material respects with all applicable Environmental Laws.

(ii) The Company has obtained, and is and during the Look-Back Period has been in material compliance with, all permits, licenses, authorizations, registrations, approvals, variances and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), and has made all filings required for issuance or renewal of such Environmental Permits.

(iii) There has been no release or disposal of, contamination by or exposure of any Person to Hazardous Substances (including at the Facilities during the term of the applicable Company Lease) that (A) would require notification to any Governmental Entities, investigation and/or remediation by the Company pursuant to any Environmental Laws or (B) has given or would give rise to material liability (contingent or otherwise) for the Company pursuant to any Environmental Laws.

(iv) There are no, and during the Look-Back Period there have not been any, Actions pending or, to the Knowledge of the Company, threatened relating to any Environmental Matters or arising under Environmental Law, other than any Action with an amount in controversy less than $250,000.

(v) During the Look-Back Period (or earlier to the extent unresolved), the Company has not been subject to a Governmental Order or received a written or, to the Knowledge of the Company, oral notice from any Governmental Entity or other Person of any material violation of or liability (contingent or otherwise) under any applicable Environmental Law.

(vi) The Company has furnished to Buyer all environmental, health or safety assessments, audits, reports and other material documents in its or Seller’s possession or control that relate to its current or former facilities, properties, operations or businesses.

(v) Bank Accounts. Part 3.2(v) of the Disclosure Schedule contains a list of each bank or financial institution in which the Company has an existing account, safe deposit box and/or lockbox (each, a “Company Account”), or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto and its purpose. Other than the accounts listed on Part 3.2(v) of the Disclosure Schedule the Company does not maintain any accounts, lockboxes or safe deposit boxes at any bank, trust company, savings institution, brokerage firm or other financial institution.

(w) International Trade & Anti-Corruption.

(i) The Company and its officers, directors, senior management, or employees and, to the Knowledge of the Company, any agent or third party representative acting for of on behalf of the Company is currently and has been since January 1, 2019 (i) in compliance with relevant Trade Controls, Anti-Corruption Laws and Anti-Money Laundering Laws, and (ii) has obtained and satisfied the requirements of or is otherwise qualified to rely upon, all import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations, and made any filings with, any Governmental Entity (a) required for the import, export, and reexport of products, services, software and technologies, (b) required for releases of technologies and software to foreign nationals, or (c) as otherwise required by the Ex-Im Laws and Sanctions Laws.

(ii) Neither the Company (nor any of its officers, directors, senior management or employees, nor, to the Knowledge of the Company, any of the Company’s agents, or third party representative acting for or on behalf of the Company is currently, or has been since January 1, 2019: (A) a Sanctioned Person; (B) organized, resident or located in a Sanctioned Country; (C) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (D) engaged in any import, export, re-export or transfer in violation of Ex-Im Laws or Sanctions Laws, or (E) otherwise in violation of Trade Controls.

(iii) Neither the Company, nor any of its officers, directors, senior management or employees, nor, to the Knowledge of the Company, any of the Company’s agents or third party representative acting for or on behalf of the Company has at any time since January 1, 2019: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made or taken an act in furtherance of an offer, promise or authorization of any unlawful payment directly or indirectly, to any government official or other Person, (iii) taken any act that would cause the Company to be in violation of any Anti-Corruption Laws or (iv) been in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(iv) Since January 1, 2019, the Company has not received from any Governmental Entity any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls, Anti-Corruption Laws or Anti-Money Laundering Laws. The Company has in place policies, procedures and controls reasonably designed to ensure compliance with applicable Trade Controls, Anti-Corruption Laws and Anti-Money Laundering Laws.

(v) The Company (i) is not and shall not become a “covered foreign person” within the meaning of Executive Order 14105 of August 9, 2023, including all implementing regulations thereof, codified at 31 C.F.R. Part 850, et seq., and (ii) does not currently engage in, has no current intention of engaging in, shall not engage in the design, fabrication, development, testing, production, manufacture, installation, sale or packaging of one or more “covered national security technologies and products” (including, but not limited to, semiconductors and microelectronics, quantum information technologies, or artificial intelligence systems) within the meaning of Executive Order 14105 of August 9, 2023, including all implementing regulations thereof, codified at 31 C.F.R. Part 850, et seq.

(x) Inventory. All items included in Inventory are in good condition and consist of a quality and quantity usable and saleable in the ordinary course of business. None of the Inventory has been consigned (that is, delivered but not sold or sold with an unlimited right of return) to any Person. During the Look-Back Period, the Company (and, to the extent related to the Business, Seller, Semilab Hungary and their other Affiliates) has not sold, used or otherwise transferred any portion of the Inventory except in the ordinary course of business to a bona fide purchaser.

(y) Product Quality; Product Warranty. Each Product designed, manufactured, distributed, marketed, serviced, sold, leased, or delivered by the Company since January 1, 2022, has been designed, manufactured, distributed, marketed, serviced, sold, leased, or delivered in conformity, in all material respects, with all applicable contractual commitments (including express and implied warranties), corresponding written documentation, and the specifications therefor. Since January 1, 2022, the Company has not received any warranty claims, contractual terminations, or requests for settlement or refund that have resulted in the Company paying (or having agreed to pay) in excess of $250,000 due to the failure of the Products to meet their specifications or contractual requirements or to comply with applicable Law. There are no (A) outstanding or, to the Knowledge of the Company, threatened, claims for or based upon breach of warranty, indemnity or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services, failure to warn or any other allegation of liability arising from the design, manufacture, distribution, marketing, service, sale, lease or delivery of any Product, in each case other than complaints by customers in the ordinary course of business which have not resulted in any Action or (B) to the Knowledge of the Company, design defects, failures to provide adequate warning, or manufacturing deficiencies that would provide a reasonable basis for any product liability suit or similar claim or suit against the Company.

(z) Sufficiency of Assets. Except as set forth on Part 3.2(z) of the Disclosure Schedule, on the Closing Date, all assets, rights and properties owned, leased or licensed by the Company will (a) constitute all of the assets, rights and properties that are necessary to conduct the Business in substantially the same manner as it is conducted on the date hereof and (b) constitute all of the assets, rights and properties that are owned by the Seller and its Affiliates that are used or useful to conduct the Business as it is conducted on the date hereof and immediately prior to the Closing.

(aa) Customers and Suppliers(bb) .

(i) Part 3.2(aa)(i) of the Disclosure Schedules sets forth a complete and accurate list of the top fifteen (15) customers of the Business, for the twelve (12) month period ended as of December 31, 2024 based on revenues received for system sales from each such customer during such period (each, a “Material Customer”).

(ii) Part 3.2(aa)(ii) of the Disclosure Schedules sets forth a complete and accurate list of the top fifteen (15) suppliers of the Company for the twelve (12) month period ended as of December 31, 2024, and the material suppliers of the EIR product line, in each case based on payments made to each such supplier during such period (each, a “Material Supplier”).

(iii) During the Look-Back Period, no Material Customer or Material Supplier has cancelled or otherwise terminated its relationship with Seller or any of its Affiliates with respect to the Business or has materially altered, in a manner adverse to the Business, its relationship with Seller or any of its Affiliates with respect to the Business. As of the date of this Agreement, no such Material Customer or Material Supplier has threatened in writing or, to the Knowledge of the Company, has otherwise proposed, to terminate, cancel, not renew or otherwise materially modify its Contracts or relationship with Seller or any of its Affiliates with respect to the Business.

(iv) During the Look-Back Period, no costs, expenses or liabilities have been incurred by Seller or any of its Affiliates in respect of its relationship with any Material Customer or Material Supplier with respect to the Business, other than (i) pursuant to a written Contract or (ii) in the ordinary course of business consistent with past practice.

(cc) Hungarian FDI. The Company acknowledges that it is aware of the Hungarian Government Decree No. 561/2022 (XII. 23.) on the application of certain provisions necessary for the economic protection of Hungarian companies during the special legal order (“Hungarian FDI”) and that, to the Company’s Knowledge, the sale and purchase of the Interests pursuant to this Agreement does not require a notification under the Hungarian FDI.

3.3 Representations and Warranties of Buyer. Except (a) as disclosed or reflected in the Buyer SEC Documents filed with the SEC after January 1, 2022 and prior to three (3) Business Days prior to the date hereof, but excluding any risk factor disclosures contained under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer in each case, other than any specific factual information contained therein, or (b) as set forth on the corresponding section of the Buyer Disclosure Schedule (or another section of the Buyer Disclosure Schedule solely to the extent that the relevance of such disclosure to another representation or warranty is reasonably apparent on the face of such disclosure without reference to any other document), Buyer represents and warrants to Seller as follows:

(a) Due Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

(a) Authorization and Execution. Buyer has all requisite power and authority to execute, deliver, and perform its obligations under this Agreement and the Transaction Documents to which it is a party contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents, as applicable, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery by the other parties hereto, constitutes, and each of the other Transaction Documents of Buyer contemplated hereby, when executed and delivered by Buyer (assuming due authorization, execution, and delivery by the other parties thereto) shall constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) Governmental Filings. No Governmental Filings are required in connection with the execution, delivery, and performance of this Agreement or the other Transaction Documents to which Buyer is a party, except the Governmental Filings set forth on Part 3.2(c) of the Disclosure Schedule.

(c) No Conflict or Violation. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents contemplated hereby, as applicable, and the consummation by Buyer of the transactions contemplated hereby and thereby do not (i) assuming all authorizations, consents, and approvals described or referred to in Section 3.3(b) and any required filings under the HSR Act have been obtained or made, violate any Law to which Buyer or any of its properties, rights or assets is subject, (ii) (A) require a consent, approval, or notification under, (B) conflict with, result in a violation or breach of, or constitute a default (with or without notice, lapse of time or both) under, (C) result in the loss of any benefit or the creation of any obligation under, the acceleration of, or a right to accelerate, terminate or cancel, any Contract to which Buyer is a party or by which its properties, rights or assets are bound, or (iii) violate the Organizational Documents of Buyer, except with respect the foregoing clauses (i) and (ii) as would not impair Buyer’s ability to consummate the transactions contemplated hereby. The transactions contemplated hereby do not require any vote of the stockholders of Buyer under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Buyer Common Stock is then listed) or the Organizational Documents of Buyer.

(d) Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Buyer, threatened which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction, or order of any Governmental Entity which would materially impair its ability to consummate the transactions contemplated hereby.

(e) R&W Insurance Policy. Buyer has provided to Seller a correct and complete copy of the R&W Insurance Policy and the binder in respect thereof, which is in full force and effect (subject in the case of the R&W Insurance Policy to the consummation of the Closing and satisfaction of the other conditions set forth in the binder).

(f) Acquisition of Interests for Investment. Buyer has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its purchase of the Interests. Buyer can bear the economic risk of its investment in the Interests and can afford to lose its entire investment in the Interests. Buyer has been furnished the materials, or such materials have been made available to Buyer, relating to its purchase of the Interests which Buyer has requested, and Seller has provided Buyer the opportunity to ask questions of the officers and management employees of the Company and to acquire such additional information about the business and financial condition of the Company and the Interests as is necessary to make an investment decision with respect to the Interests. Buyer is acquiring the Interests for investment only and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Interests. Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, and applicable state securities laws, rules, and regulations, except pursuant to an exemption from such registration available under such federal and state laws, rules, and regulations. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act.

(g) Brokers’ Fees. Except for Barclays Capital Inc., Buyer has not dealt with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement, and Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission, or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

(h) Sufficiency of Funds. Buyer has or will have at Closing funds available that are sufficient to permit Buyer to pay all of the amounts needed to consummate the transactions contemplated by this Agreement and to deliver the Closing Cash Consideration pursuant to Section 2.6.

(i) OFAC. None of Buyer or its directors, officers or employees is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(j) Capital Structure.

(i) The authorized share capital of Buyer consists of 97,000,000 shares of Buyer Common Stock and 3,000,000 shares of preferred stock, par value $0.001 per share (“Buyer Preferred Stock”). As of the close of business on June 20, 2025, there were (i) 48,936,417 shares of Buyer Common Stock issued and outstanding, (ii) no shares of Buyer Common Stock held in treasury, (iii) no shares of Buyer Preferred Stock issued and outstanding, (iv) no shares of Buyer Preferred Stock held in treasury, (v) 40,217 options to purchase shares of Buyer Common Stock issued and outstanding under the Onto Innovation Inc. 2020 Stock Plan, as amended and restated (the “Buyer Stock Plan”), (vi) 396,969 shares of Buyer Common Stock underlying outstanding restricted stock units granted under the Buyer Stock Plan and (vii) 173,004 shares of Buyer Common Stock underlying outstanding performance restricted stock units granted under the Buyer Stock Plan (assuming the maximum achievement of such performance restricted stock units subject to a current performance period). All of the outstanding shares of capital stock of Buyer are duly authorized, validly issued, fully paid and non-assessable.

(ii) All of the outstanding shares of capital stock of Buyer were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or similar rights and free of any preemptive rights or Encumbrances in respect thereof, other than Permitted Encumbrances.

(iii) Except for shares of Buyer Common Stock issued or reserved for issuance pursuant to the Buyer Stock Plan, as of the date of this Agreement, there are no outstanding warrants, options, Contracts, subscriptions, redemptions, profit participations, stock appreciations, phantom stock, rights of first offer or refusal, anti-dilution rights, preemptive rights or other rights, convertible or exchangeable securities or other commitments, whether written or oral, pursuant to which Buyer or any of its Subsidiaries is or may become obligated to issue, sell, purchase, return, redeem or otherwise acquire any shares of Buyer Common Stock or other securities of Buyer or any of its Subsidiaries convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or purchase shares of Buyer Common Stock, and no equity interests of Buyer or any of its Subsidiaries are reserved for issuance for any purpose. There are no voting trusts, stockholder agreements, Encumbrances, proxies or other rights or Contracts in effect with respect to the voting, transfer or dividend rights of Buyer’s capital stock to which Buyer is a party or, to the Knowledge of Buyer, between or among Buyer’s stockholders. The issuance of shares of Buyer Common Stock pursuant to this Agreement will not obligate Buyer or any of its Subsidiaries to issue shares of Buyer Common Stock or other securities of Buyer or its Subsidiaries to any Person (other than Seller or its Affiliates), will not result in a right of any holder of Buyer’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities and will not accelerate vesting on securities outstanding under the Buyer Stock Plan. There are no outstanding Contracts or other obligations of Buyer or any of its Subsidiaries requiring the registration for sale of any shares of Buyer Common Stock or other securities of Buyer or any of its Subsidiaries convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for or purchase shares of Buyer Common Stock and no such additional agreements is currently contemplated.

(iv) Buyer has no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into, exercisable for or exchangeable for securities having the right to vote) with the stockholders of Buyer on any matter.

(v) The Stock Consideration shall be, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable, free and clear of Encumbrances (other than restrictions on transfer under applicable securities Laws) and will not be issued in breach or violation of any preemptive rights or Contract and, upon issuance and delivery of the Stock Consideration pursuant to the terms of this Agreement, Buyer will issue to Seller, and Seller will acquire legal ownership of, and have good and valid title to, the Stock Consideration free and clear of any Encumbrances (other than restrictions on transfer under applicable securities Laws). Assuming the accuracy of the representations and warranties of Seller set forth in Section 3.1(g) and Section 3.1(h), the issuance of the Stock Consideration in accordance with the terms set forth in this Agreement is exempt from registration under the Securities Act and otherwise issued in compliance with all Laws.

(vi) The Buyer Common Stock is registered under Section 12(b) of the Exchange Act and listed on the NYSE, and Buyer has not received any notice of deregistration or delisting from the SEC or NYSE, as applicable. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority, any other Governmental Entity or of the NYSE preventing or suspending trading in any securities of Buyer has been issued, and no proceedings for such purpose are, to Buyer’s knowledge, pending, contemplated or threatened. Buyer has taken no action that is designed, nor does it currently have the intention or plans, to terminate the registration of the Buyer Common Stock under the Exchange Act.

(vii) The number of shares of authorized Buyer Common Stock that have not been issued, subscribed for or otherwise committed to be issued is at least equal to the number of shares of Buyer Common Stock to be issued pursuant to this Agreement.

(k) SEC Reports; Financial Statements.

(i) Since January 1, 2022, Buyer has filed or furnished all forms, documents, reports, schedules, statements, amendments and certifications required to be filed or furnished by it with the SEC prior to the date of this Agreement (the “Buyer SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and no Buyer SEC Document as of its date (or, if amended or superseded, as of the date of such amended or superseding filing) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) The consolidated financial statements (including all related notes and schedules) of Buyer included in the Buyer SEC Documents (or, if any such Buyer SEC Document is amended or superseded, such amended or superseding Buyer SEC Document) fairly presented in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(iii) (A) Buyer has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraph (e) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (B) Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2022, the principal executive officer and principal financial officer of Buyer have made all certifications required by the Sarbanes-Oxley Act (including Section 302 and 906 thereof.

(iv) Buyer maintains internal control over financial reporting that provides reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (B) that transactions, receipts and expenditures of Buyer are being accurately recorded, and made only in accordance with management’s general or specific authorization, (C) that access to assets is permitted only in accordance with management’s general or specific authorization and (D) regarding the prevention and timely detection of unauthorized disposition of the assets of Buyer. Buyer’s management has completed an assessment of the effectiveness of Buyer’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 28, 2024, and such assessment concluded that such system was effective. There are no, and since December 28, 2024 there have not been any, material weaknesses in internal control over financial reporting which would reasonably be expected to adversely affect Buyer’s ability to accurately record, process, summarize or report financial information. Since December 28, 2024, there have not been any fraud or allegations of fraud, whether or not material, that involve any management or other employees of Buyer or any of its Subsidiaries who have a significant role in any of Buyer’s internal control over financial reporting. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Buyer SEC Documents, and to the Knowledge of Buyer as of the date hereof, no Buyer SEC Documents are subject to ongoing investigation or SEC review.

(l) Hungarian FDI. Buyer acknowledges that it is aware of the Hungarian Government Decree No. 561/2022 (XII. 23.) on the application of certain provisions necessary for the economic protection of Hungarian companies during the special legal order (“Hungarian FDI”) and that, to the best of Buyer’s knowledge, the sale and purchase of the Interests pursuant to this Agreement does not require a notification under the Hungarian FDI.

(m) No Reliance. Buyer has relied solely on the results of its independent investigation and the representations and warranties set forth in Section 3.1 and Section 3.2 (as modified by the Disclosure Schedule). Without limiting the generality of the foregoing, no representation or warranty is made with respect to, and Buyer has not relied on, any (i) financial projections, forecasts, or similar information or statements made, communicated, or furnished (orally or in writing) to Buyer or any other Person (ii) any “management presentations” or accompanying materials, (iii) the contents of any “data room” or “virtual data room” (except to the extent addressed in a representation in this Agreement), or (iv) any oral, written or electronic response to any information request provided to Buyer or its Representatives (except to the extent addressed in a representation in this Agreement). Notwithstanding the foregoing, this Section 3.3(l) shall not operate as a waiver of any claim or right of Buyer or its Affiliates in any case of Actual Fraud.

Article IV

COVENANTS

4.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise expressly provided in this Agreement (including the Pre-Closing Reorganization), or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and the Seller Parties shall and shall cause their other Affiliates to: (a) conduct the Business in the ordinary course of business; (b) use commercially reasonable efforts to maintain and preserve intact the current organization and business of the Company and the Business and to preserve the rights, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and the Business. Except as set forth on Part 4.1 of the Disclosure Schedule, from the date hereof until the Closing Date, except as required by applicable Law or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Seller Parties nor the Company shall take, and the Seller Parties will cause their Affiliates not to take, any action that would cause any of the changes, events or conditions described in Section 3.2(l)(i) through (xxi) to occur. The Seller Parties agree, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement not to, directly or indirectly, sell, assign or otherwise dispose of, or encumber, any of the Interests. Notwithstanding anything to the contrary herein, the Company shall be permitted to engage in the Pre-Closing Reorganization.

4.2 Closing Conditions. From the date hereof until the Closing, upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under this Agreement, each party hereto shall, and the Seller Parties shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article V hereof. For avoidance of doubt and without otherwise limiting or expanding the foregoing, neither the Seller Parties nor any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval, unless the payment of such consideration is required by applicable Law or the terms of the applicable Contract.

4.3 Exclusivity. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, neither the Seller Parties nor the Company will (and the Seller Parties will cause their other Affiliates not to), directly or indirectly, (a) solicit any offers for any Competing Transaction, (b) negotiate with respect to, furnish any information with respect to, or enter into any letter of intent, memorandum of understanding, agreement, option agreement or similar agreement or arrangement with respect to, any Competing Transaction. The Seller Parties and the Company shall (and the Seller Parties shall cause their other Affiliates to) immediately terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Competing Transaction conducted prior to the date of this Agreement and request in writing that all nonpublic information be returned or destroyed. The Seller Parties shall promptly notify Buyer in writing of the existence of any offer, written inquiry or written request for information with respect to a Competing Transaction made after the date hereof.

4.4 Publicity. The initial press release with respect to the execution of this Agreement shall be in a form mutually agreed upon by the parties. No party shall issue any other press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Seller Parties, the Company, and Buyer, as applicable, except as such release or announcement, upon the advice of outside counsel, is required by Law, in which case the party required to make the release or announcement shall, to the extent commercially practicable and permitted by Law, allow each of the other parties reasonable time to comment on such release or announcement in advance of such issuance.

4.5 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, the Seller Parties and the Company shall: (i) afford Buyer and its Representatives reasonable access to and the right to inspect the Facilities, assets, premises, books and records, contracts, agreements and personnel of the Company and the Business; (ii) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and the Business as Buyer or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Seller Parties and the Company to cooperate with Buyer in its investigation of the Company and the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Seller Parties, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 4.5 shall be submitted or directed exclusively to Seller, or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Seller Parties on behalf of the Company shall be required to disclose any information to Buyer if such disclosure would, in the Seller Parties’ reasonable judgment after being advised by legal counsel: (w) cause significant competitive harm to Seller, its Affiliates or their respective businesses; (x) jeopardize any attorney-client or other privilege; (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids; provided, that the Seller Parties and the Company shall use commercially reasonable efforts to make other arrangements (including redacting information or entering into joint defense agreements) to enable such information to be disclosed without jeopardizing any attorney-client or other privilege, contravening any applicable Law, fiduciary duty or binding agreement or causing significant competitive harm. Prior to the Closing, without the prior written consent of Seller, (A) Buyer shall not contact any suppliers to, or customers of, the Company in connection with this Agreement or the transactions contemplated hereby and (B) Buyer shall have no right to perform invasive or subsurface investigations of the Facilities. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 4.5.

(b) On or prior to the Closing, the Seller Parties shall assign to the Company each confidentiality, non-disclosure, non-solicit or similar agreement entered into with any third party in connection with a potential sale of all or any part of the Business or the Company.

4.6 Tax Matters.

(a) Income Tax Returns. Buyer will elect pursuant to Treasury Regulation Section 1.1502-75 to file a consolidated federal Income Tax Return, and to include the Company in such consolidated federal Income Tax Return, for the first Tax period of Buyer ending after the Closing Date such that, for federal Income Tax purposes, the Closing Date will be the last day of a Tax period for federal Income Tax purposes of the Company.

(b) Cooperation. Buyer, the Company and the Seller Parties will reasonably cooperate, as and to the extent reasonably requested by the other, in connection with the preparation and filing of any Tax Return or claim for refund or any Tax Claim with respect to the Taxes or Tax Returns of the Company for Pre-Closing Tax Periods. Such cooperation shall include upon request, providing each other with the information that any party is required to report, to the extent that the party to whom the request is made has such information in hand. Buyer and the Company shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Tax Returns of the Company for Pre-Closing Tax Periods or Straddle Periods until the seventh (7th) anniversary of the Closing Date, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). To the extent there is any conflict between this Section 4.6(b) and Section 4.10, the terms of this Section 4.6(b) shall govern.

(c) Tax Actions Affecting Tax Obligations. The following actions and/or transactions shall not be taken into account in the calculation or determination of Losses subject to indemnification under Section 7.3, except with the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed) or if such action or transaction is required by applicable Law: (i) filing an original Tax Return for a Pre-Closing Period that is inconsistent with the past Tax positions taken by the Company with respect to the matters addressed by the Indemnified Taxes, (ii) amending or modifying any Tax Return for a Pre-Closing Tax Period, (iii) making any Tax election that has retroactive effect to a Pre-Closing Tax Period, (iv) entering into any closing agreement, initiating any voluntary disclosure process or similar process with any taxing authority, settling any Tax Claim, extending or waiving the limitation period applicable to any Tax Claim, or surrendering any right to claim a refund; in each case, with respect to Taxes or Tax Returns for a Pre-Closing Tax Period, or (v) taking actions or making Tax elections on the Closing Date but after the Closing outside of the ordinary course of business. For the avoidance of doubt, the foregoing actions and/or transactions shall also not be taken into account in the calculation or determination of Pre-Closing Income Taxes, Closing Net Working Capital or Sellers’ Expenses, which shall be calculated and determined solely in accordance with the terms and procedures of this Agreement. In addition, Buyer shall not (and shall cause its Affiliates (including, following the Closing, the Company) not to), except with the prior written consent of Seller, make any election under Section 338 or 336(e) of the Code with respect to the transactions contemplated by this Agreement.

(d) Apportionment of Taxes. For all purposes of this Agreement, all Taxes and Tax liabilities with respect to the Company that relate to a Straddle Period shall be, in the case of all real property and other ad valorem taxes, apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, based on the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period, and in the case of all other Taxes, apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, on a “closing of the books” basis as though such taxable period terminated at the end of the day on the Closing Date ; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, in proportion to the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Period included in the Post-Closing Tax Period.

4.7 R&W Insurance. The parties acknowledge that, as of the date hereof, Buyer has obtained a conditional binder to the R&W Insurance Policy. The parties further acknowledge that obtaining the R&W Insurance Policy is a material inducement to the Seller Parties entering into the transactions contemplated by this Agreement, and the Seller Parties are relying on the Buyer’s covenants and obligations set forth in this Section 4.7. The Buyer shall bear the cost of all fees, expenses and premiums relating to the procurement and binding of the R&W Insurance Policy. Prior to and after the Closing, the Buyer shall take all commercially reasonable actions necessary to complete the conditions in the conditional binder to the R&W Insurance Policy within the times set forth therein so that the R&W Insurance Provider will issue the R&W Insurance Policy, including, without limitation, prior to or after the Closing and within the times set forth in such conditional binder, the payment of any premium owed in connection with the R&W Insurance Policy and delivery of the required “Closing No Claims Declaration” (as defined in the R&W Insurance Policy). The R&W Insurance Policy shall provide that (a) the R&W Insurance Provider may not seek to enforce, or enforce, any subrogation rights it might have against the Seller Parties or any of their Affiliates or representatives, other than in the case of Actual Fraud, and (b) Buyer is not obligated to bring any claim against the Seller Parties prior to bringing a claim against the R&W Insurance Policy. Following the Closing, the R&W Insurance Policy may not be amended in any manner adverse to the Seller Parties (including with respect to the subrogation provisions), and neither Buyer nor any of its Affiliates shall cause the cancellation of the R&W Insurance Policy, without the prior written consent of the Seller Parties (in their sole and absolute discretion).

4.8 Further Assurances; Wrong Pockets.

(a) On and after the Closing Date, the Seller Parties and Buyer shall cooperate and use all of their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby, including the execution of any additional documents or instruments of any kind, the transfer of assets or property, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof, and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Transaction Documents contemplated hereby, in order to effectuate the provisions and purposes hereof and thereof and the transactions contemplated hereby and thereby.

(b) If, following the Closing Date, Buyer, the Seller Parties or any of their respective Affiliates discovers that any assets, right or properties:

(i) (x) intended to be directly or indirectly transferred to a Seller Party or any of their respective Affiliates in connection with Pre-Closing Reorganization were not transferred to the Seller Parties or their respective Affiliates at or prior to Closing or (y) otherwise exclusively used by the Seller Parties (other than in the Business) as of the Closing Date was not owned, leased or held by a Seller Party as of the Closing (each, a

“Seller Asset”), Buyer shall, and shall cause its Affiliates (including the Company) to (i) promptly assign and transfer all right, title and interest in such Seller Asset to Seller or its designated assignee, and (ii) pending such transfer, (A) hold in trust such Seller Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Seller Asset, and (B) cause such Seller Asset to be used or retained as may be reasonably instructed by Seller.

(ii) (x) not intended to be transferred to the Seller Parties or their respective Affiliates in connection with Pre-Closing Reorganization were transferred to the Seller Parties or their respective Affiliates at or prior to Closing or (y) otherwise primarily used in the Business as of the Closing Date was not owned, leased or held by the Company as of the Closing (each, a “Company Asset”), the Seller Parties shall, and shall cause its their respective Affiliates to (i) promptly assign and transfer all right, title and interest in such Company Asset to the Company or its designated assignee, and (ii) pending such transfer, (A) hold in trust such Company Asset and provide to the Company or its designated assignee all of the benefits associated with the ownership of the Company Asset, and (B) cause such Company Asset to be used or retained as may be reasonably instructed by Buyer.

4.9 Indemnification and Exculpation of Indemnified Persons.

(a) For a period of six (6) years following the Closing, Buyer shall not amend the Company’s Organizational Documents in a manner that would reduce, limit or otherwise negatively affect the rights to indemnification, reimbursement, advancement of expenses, or exculpation of any officer, director, manager, or employee thereof (the “Indemnified Persons”) prior to the Closing, except to provide that the Company will not have any liability to any Indemnified Person under the Company’s Organizational Documents in the case of fraud by such Indemnified Person or where the matter for which indemnification is sought results in any breach by the Company of any representation or warranty in this Agreement, solely to the extent that insurance coverage is not available for such breach of a representation or warranty by the Company under the R&W Insurance Policy.

(b) The provisions of this Section 4.9 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person’s estate, heirs, and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person’s estate, heirs, and representatives may have under the Company’s Organizational Documents or pursuant to any other written agreement with the Company.

(c) The obligations of the Company and Buyer under this Section 4.9 shall continue in full force and effect for a period commencing as of the Closing and ending as of the six (6) year anniversary of the Closing.

(d) In the event that after the Closing Date, Buyer, the Company or its successor(s) or assign(s) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor(s) and assign(s) of the Buyer, the Company or such Subsidiary, as the case may be, honor the indemnification, insurance, and other obligations set forth in this Section 4.9.

4.10 Books and Records.

(a) For a period of seven (7) years after the Closing, Buyer shall (a) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and (b) upon reasonable notice, afford the Seller Parties and their respective Representatives reasonable access (including the right to make, at the Seller Parties’ expense, photocopies), during normal business hours, to such books and records (subject in each case to entry into customary confidentiality and access letters) for any purpose reasonably relating to the Seller Parties’ ownership of the Company prior to the Closing; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer and the Company. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the applicable rules of discovery shall replace the covenants contained in this Section 4.10(a). Notwithstanding anything to the contrary in this Agreement, neither the Company nor Buyer shall be required to disclose any information to the Seller Parties if such disclosure would, in Buyer’s reasonable judgment after being advised by legal counsel: (x) cause significant competitive harm to Buyer, the Company or their respective businesses; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement; provided, that Buyer and the Company shall use reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements) to enable such information to be disclosed without jeopardizing any attorney-client or other privilege or contravening any applicable Law, fiduciary duty or binding agreement.

(b) For a period of seven (7) years after the Closing, the Seller Parties shall, and shall cause their Affiliates to, (a) retain any books and records (including personnel files) of the Company or the Business relating to periods prior to the Closing to the extent retained by the Seller Parties or any of their respective Affiliates (other than the Company) at the Closing and (b) upon reasonable notice, provide Buyer, the Company and their respective Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records (subject in each case to entry into customary confidentiality and access letters) for any purpose reasonably relating to Buyer’s ownership of the Company or operation of the Business; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Seller Parties. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the applicable rules of discovery shall replace the covenants contained in this Section 4.10(b). Notwithstanding anything to the contrary in this Agreement, the Seller Parties shall not be required to disclose any information to Buyer or the Company if such disclosure would, in the Seller Parties’ reasonable judgment after being advised by legal counsel: (x) cause significant competitive harm to the Seller Parties or their businesses; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement; provided, that the Seller Parties shall use reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements) to enable such information to be disclosed without jeopardizing any attorney-client or other privilege or contravening any applicable Law, fiduciary duty or binding agreement.

4.11 Employment Matters.

(a) Prior to the Closing Date, Seller shall (or shall cause the) transfer of employment of each Semilab Distribution Employee from the Company to Seller or one of its Affiliates (other than the Company). As of the Closing Date, Buyer or any of its Affiliates shall offer employment to each Seller Sales Employee. All offers of employment made by Buyer or its Affiliates to the Seller Sales Employees shall be made (x) in accordance with applicable Law, (y) no later than ten (10) Business Days prior to, and shall become effective as of, the Closing Date, and (z) provide an annual base salary or wage rate that is substantially similar to such Seller Sales Employee’s annual base salary or wage rate as in effect with Seller Party’s Affiliates immediately prior to the Closing Date. To the extent that the number of Seller Sales Employees, in the respective roles and geographic locations as set forth in Part 4.11(a) of the Disclosure Schedules, shall not have accepted Buyer’s (or its applicable Affiliate’s) offer of employment effective as of the Closing Date, then the Seller Parties shall reasonably cooperate with Buyer and the Company in the connection with the hiring of employee(s) to fill such role(s) (“Replacement Employees”) and reimburse Buyer for reasonable initial training costs incurred by Buyer, the Company, or its Affiliates for such Replacement Employees. Any such request for reimbursement will be in writing and contain reasonable detail of such costs.

(b) From the Closing Date through the date that is twelve (12) months from the Closing Date (or, if earlier, the termination date of an applicable employee), Buyer shall, or shall: (i) cause the Company to, provide those Company Employees who are employed by the Company immediately prior to the Closing Date and remain so employed immediately following the Closing Date (“Continuing Employees”) with employee benefits (excluding any severance, defined benefit pension, long-term incentives, equity or equity-based incentives, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) that are either (at Buyer’s election) (A) substantially similar in the aggregate to such benefits provided under the Employee Plans as of immediately prior to the Closing, or (B) substantially similar in the aggregate to such benefits provided by Buyer to its similarly situated employees; and (ii) cause Buyer’s Affiliates to, provide those Seller Sales Employees who are employed by Buyer or its Affiliates in accordance with Section 4.11(a) with employee benefits (excluding any severance, defined benefit pension, long-term incentives, equity or equity-based incentives, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits) that are either (at Buyer’s election) (A) substantially similar in the aggregate to such benefits provided under the Employee Plans as of immediately prior to the Closing, or (B) substantially similar in the aggregate to such benefits provided by Buyer to its similarly situated employees. If Buyer replaces a Company Plan, Buyer will grant Continuing Employees full credit for all service with the Company prior to the Closing Date for purposes of eligibility, vesting, and determining the level of vacation, paid time off and severance benefits under any benefit or compensation plan, program, policy or agreement maintained by Buyer or its Affiliates that is made available to Continuing Employees after the Closing (collectively, the “New Plans”) to the same extent such service was recognized immediately prior to the Closing by the Company under a similar Company Plan for a similar purpose (provided, however, that no such credit shall be provided to the extent that it would result in a duplication of benefits, relates to a defined benefit pension plan, or such credit is prohibited under the terms of the Company Plan). In addition, Buyer will use commercially reasonable efforts to: (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that provide welfare benefits in which Continuing Employees commence participation during the plan year in which the Closing Date occurs to the extent such exclusions, requirements or limitations were waived or satisfied by a Continuing Employee under any Company Plan providing health benefits in which the Continuing Employee participated immediately prior to the Closing; and (B) cause any deductible, co-insurance and out-of-pocket expenses paid by any Continuing Employee (or covered dependent thereof) prior to the Closing (but during the plan year in which the Closing Date occurs) under a Company Plan that provides health benefits during the plan year in which the Closing Date occurs to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under any New Plan that provides health benefits to Continuing Employees, but only for the plan year in which the Closing Date occurs.

(c) The Seller Parties and their respective Affiliates (including the Company) shall terminate, effective as of no later than the day immediately preceding the Closing Date, any and all Company Plans that are defined contribution plans that are qualified under Section 401(a) of the Code and that include a qualified cash or deferred arrangement under Section 401(k) of the Code (the “Company 401(k) Plans”) or, if the Seller Parties determine that employee deferrals to the Company 401(k) Plans cannot be distributed in connection with a plan termination of the Company 401(k) Plans due to the Seller Parties determination that there is reasonably expected to be an alternative defined contribution plan during the specified period of time under Treas. Reg. Section 1.401(k)-1(d)(4), the Seller Parties shall (or shall cause their applicable Affiliates to) transfer the sponsorship of the Company 401(k) Plans to a Seller Party or any Affiliate thereof (other than the Company), effective as of no later than the day immediately preceding the Closing Date. The Buyer shall receive from the Seller Parties, not later than two (2) Business Days prior to the Closing Date and contingent upon the Closing, evidence that the Company 401(k) Plans will be so terminated or transferred pursuant to resolutions of the board of directors of the applicable entity that sponsors the Company 401(k) Plans (the form and substance of such resolutions shall be subject to review and approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed), effective as of no later than the day immediately preceding the Closing Date.

(d) The Seller Parties and their respective Affiliates (including the Company) shall terminate or shall transfer the sponsorship of any and all Company Plans that are group health and welfare plans (the “Company Welfare Plans”) to a Seller Party or any Affiliate thereof (other than the Company), in either case, effective as of no later than immediately preceding the Closing. The Buyer shall receive from the Seller Parties, not later than two (2) Business Days prior to the Closing Date and contingent upon the Closing, evidence that the Company Welfare Plans will be so terminated or transferred pursuant to resolutions of the board of directors of the applicable entity that sponsors the Company Welfare Plans (the form and substance of such resolutions shall be subject to review and approval of Buyer, which shall not be unreasonably withheld, conditioned or delayed), effective as of no later than immediately preceding the Closing.

(e) Effective as of the Closing Date, the Seller Parties and their respective Affiliates (other than the Company) shall retain all liabilities and obligations under or related to any Seller Plans, the Company 401(k) Plans and the Company Welfare Plans, whether or not such liabilities or obligations are incurred prior to, on or following the Closing Date (collectively, the “Seller Plan Liabilities”).

(f) On or within five (5) days prior to the Closing Date, the Company shall provide a list of the number and site of employment of any and all employees of the Company or any of its Subsidiaries who have experienced, or will experience, an “employment loss” (as defined by the WARN Act) within the ninety (90) days prior to the Closing Date, which the Company shall update as necessary to reflect all “employment losses” between the date hereof and prior to the Closing Date. Notwithstanding anything contained herein to the contrary, Buyer shall bear any and all liability for severance obligations and all obligations under the WARN Act or other applicable law resulting from “employment losses” experienced by Continuing Employees after the Closing. For the avoidance of doubt, Buyer shall be responsible for notices, payments or other obligations due to any employees, and all notices, payments, fines or assessments due to any Governmental Entity pursuant to any applicable federal, state or local Laws, common law, rule or regulation with respect to the employment, discharge, layoff, termination, relocation or reassignment of any employees of the Company by Buyer or the Company after the Closing, including but not limited to foreign, state or local Laws and any rules or regulations as have been issued in connection with the foregoing.

(g) Prior to the Closing, the Seller Parties shall amend that certain Employment Agreement, dated January 16, 2010, among the Company, Semilab Hungary and Andrew D. Findlay to remove Semilab Hungary as a party from such agreement.

(h) Notwithstanding the provisions of this Section 4.11 or any provision of the Agreement, nothing in this Section 4.11 or this Agreement is intended to and shall not (a) create any third party beneficiary rights, (b) establish or amend any employee benefit plan, program, policy or arrangement (including any Employee Plan, Seller Plan, Company Plan or New Plan), (c) require the Seller Parties, the Company, Buyer or any of their Affiliates to continue any employee benefit plan, program, policy or arrangement beyond the time when it otherwise lawfully could be terminated or modified or (d) provide any Company Employee or any Continuing Employee with any rights to continued employment.

4.12 Release. As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each of the Seller Parties, on their respective behalf and each of their respective Affiliates (including any company or other entity controlled by such Seller Party, or any company or other entity in which such Seller Party owns, directly or indirectly, any beneficial interest (in each case, whether currently existing or hereafter acquired or formed)) and its and their respective successors and assigns (collectively, the “Releasors”) agrees not to sue and fully releases and discharges the Company and its directors, officers, managers, employees, assigns and successors (collectively, the “Releasees”), with respect to and from any and all losses, Encumbrances, liabilities, covenants or Actions, of whatever kind or nature in Law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Person now owns or holds or has at any time prior to the Closing owned or held against the Releasees; provided that nothing in this Section 4.12 will be deemed to constitute a release by any Releasor of any right to enforce its rights under this Agreement or any other agreement contemplated hereby to which such Releasor is a party. This Section 4.12 is not intended to be a waiver of any right to indemnification of any Releasor under the Company’s Organizational Documents in accordance with Section 4.9. It is the intention of the Seller Parties that such release shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention of the Seller Parties, each of the Seller Parties hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it, by the provisions of Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this. Each of the Releasees is an intended third-party beneficiary of this Section 4.12.

4.13 Governmental Approvals and Other Third-Party Consents.

(a) Subject to the terms and conditions of this Agreement, each party hereto shall, as promptly as possible, use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable including but not limited to as promptly as practicable, obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of the Transaction Documents and the performance of its obligations pursuant to the Transaction Documents prior to the Outside Date. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action intended to delay, impair or impede the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each party hereto agrees to use reasonable best efforts to make, as promptly as practicable, an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by the Transaction Documents, and in any event within twenty (20) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Entity any additional information and documentary material that may be requested pursuant to the HSR Act, including using reasonable best efforts to substantially comply with any Request for Additional Information and Documentary Materials in sufficient time to allow for the consummation of the Transaction in advance of the Outside Date. Buyer shall be responsible for payment of all filing fees related to the HSR Act.

(b) Notwithstanding anything to the contrary set forth in this Agreement, including this Section 4.13, in no event shall Buyer or any of its Affiliates have any obligation to, and the Seller Parties and the Company shall not agree to, (i) sell, divest, license, cause a third party to acquire or otherwise dispose of, or hold separate or agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company, Buyer or their respective Subsidiaries; (ii) terminate, amend, modify, assign, or transfer existing relationships, contractual rights or obligations of the Company, Buyer or their respective Subsidiaries; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual rights or obligations of the Company, Buyer or their respective Subsidiaries; (v) effectuate any other change or restructuring of the

Company, Buyer or their respective Subsidiaries; (vi) take or commit to take any other action that would limit the Company, Buyer, or their respective subsidiaries’ freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets, or rights or interests, or their freedom of action with respect to the assets, properties, or businesses to be acquired pursuant to this Agreement; or (vii) defend through litigation any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by the Transaction Documents.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Seller Parties or Buyer with Governmental Entities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Further, each party shall, and shall cause its Subsidiaries to, coordinate and cooperate with each other in connection with their respective efforts to obtain all consents, approvals, authorizations, declarations, releases, waivers, licenses, franchises, permits, certificates or orders from any Governmental Entity necessary in connection with the consummation of the transactions contemplated by this Agreement, including (w) cooperating in all respects with the other parties in connection with any investigation or other inquiry, (x) keeping each other promptly informed of any non-ministerial communication received from any Governmental Entity, including the Federal Trade Commission or U.S. Department of Justice regarding any of the transactions contemplated hereby, (y) jointly develop, and each of the Buyer, its Affiliates, and the Company shall consult and cooperate in connection with the form and content of any analyses, appearances, communications, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act or any other antitrust or competition Laws prior to their submission, (z) providing the other parties with a reasonable opportunity to (1) review any proposed communication with any Governmental Entity, (2) consult with the other parties prior to any meeting or conference with any Governmental Entity, and (3) to the extent permitted by such Governmental Entity, attend and participate in such meetings or conferences. For the avoidance of doubt each party shall furnish the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of applicable filings or submissions of information to any such Governmental Entity; provided, however, that the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 4.13 as “Outside Counsel Only”, in which case such materials and the information contained therein shall be provided only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. Anything to the contrary contained in this Section 4.13 notwithstanding, materials provided pursuant to this Section 4.13 may be redacted (x) to remove references concerning confidential information, (y) as necessary to comply with contractual arrangements in effect as of the date hereof, and (z) as necessary to address reasonable privilege concerns.

(e) The Seller Parties and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Part 3.2(c) of the Disclosure Schedule; provided, however, that neither the Seller Parties nor Buyer shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

4.14 Pre-Closing Reorganization. Prior to Closing, the Seller Parties and the Company shall effect the Pre-Closing Reorganization in accordance with the steps set forth on Schedule II. Seller shall prepare, as promptly as practicable following the date of this Agreement, drafts of the documentation pursuant to which the Pre-Closing Reorganization shall be effected (collectively, the “Reorganization Documents”). Seller shall provide drafts of the Reorganization Documents to Buyer and shall incorporate any reasonable comments of Buyer thereto. The Seller Parties and the Company shall take all actions and do all things reasonably necessary, proper and advisable to effect the Pre-Closing Reorganization prior to the Closing.

4.15 Shared Contracts.

(a) The parties acknowledge that the Seller Parties and their Affiliates (other than the Company) may be parties to certain Contracts (collectively, the “Shared Contracts”) that relate to the Business, on the one hand, and the other businesses of the Seller Parties and their Affiliates (other than the Business), on the other hand. Prior to the Closing, the Seller Parties shall use commercially reasonable efforts: (i) to cause the Shared Contracts to be apportioned (including by obtaining the consent of such counterparty to enter into a new contract or amendment (each such new contract, a “New Contract”) or splitting or assigning in relevant part such Shared Contract, in each case on terms substantially similar in all material respects to those contained in such Shared Contract, in order for the Business and the other businesses of the Seller Parties and their respective Affiliates to receive the applicable claims, rights and benefits and bear the applicable burdens and obligations under such Shared Contract), effective as of the Closing, between the Company and its Affiliates and the Seller Parties and their Affiliates (other than the Company), pursuant to which the Seller Parties and their respective Affiliates shall assume all of the rights and obligations under such Shared Contract that relate to the businesses and operations of the Seller Parties and their respective Affiliates (other than the Business), on the one hand, and the Company shall assume all of the rights and obligations under such Shared Contract to the extent relating to the Business, on the other hand; and (ii) to cause the applicable counterparty to release the Company and its Affiliates, as applicable, from the obligations of the Seller Parties and their respective Affiliates under the portion of the Shared Contract apportioned to the Seller Parties and their respective Affiliates and to cause the applicable counterparty to release the Seller Parties and their Affiliates from the obligations of the Company arising after the Closing Date under the portion of the Shared Contract apportioned to the Company.

(b) If, prior to Closing, the parties are not able to apportion any such Shared Contract in accordance with Section 4.15(a), then: (i) the Seller Parties shall continue to use their commercially reasonable efforts to cause such counterparty to enter into such a New Contract or so assign such benefits and obligations under such Shared Contract, and (ii) until such time as such a New Contract is executed or such claims, rights, benefits, burdens and obligations under such Shared Contract are so assigned, the Seller Parties shall use their commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to the parties under which the Business or the other businesses of the Seller Parties and their Affiliates, as applicable, would, in compliance with applicable Law, obtain the benefits and bear the burdens associated with the applicable Shared Contract such that the Business or the other businesses of the Seller Parties and their Affiliates would be placed in a substantially similar position as if such a New Contract had been executed or such benefits and obligations had been so assigned. In furtherance of the foregoing, the Seller Parties and the Company, as applicable, shall, or shall cause its designee to, promptly pay, perform or discharge when due any liability arising under any Shared Contract from and after the Closing to the extent that such liability relates to rights and benefits under such Shared Contract that the Company or the Seller Parties (or their respective designee) receives pursuant to this Section 4.15(b).

4.16 Commingled Books and Records. The Seller Parties shall, and shall cause their Affiliates to, promptly following the date of this Agreement and prior to Closing, (i) identify all books, records, data, files and papers related to, used or held for use in the Business (such books and records, the “Business Books and Records”), including any Business Books and Records that are commingled with the books and records of the other businesses of the Seller Parties and their Affiliates, (ii) separate and segregate the Business Books and Records from all other such data and (iii) deliver the Business Books and Records (as so separated) to the Company at or prior to the Closing (except to the extent already in the possession of the Company).

4.17 Intercompany Arrangements.

(a) At or prior to the Closing, the Seller Parties shall, and shall cause their Affiliates to, take all actions necessary to settle, discharge, terminate, extinguish or otherwise eliminate all Contracts, indebtedness for borrowed money or other property, loans, performance obligations, payment obligations, investments, accounts, transactions or other arrangements existing between and among the Company, on the one hand, and a Seller Party or any of its Affiliates (other than the Company), on the other hand (each, an “Intercompany Arrangement”), effective as of Closing, in a manner reasonably satisfactory to Buyer such that none of Buyer or any of its Affiliates (including, following the Closing, the Company) shall have any further liabilities therefor or thereunder or rights therein or thereto, subject to Section 4.17(b).

(b) At or prior to the Closing, the Seller Parties shall, and shall cause their Affiliates to, use commercially reasonable efforts to attempt to assign each Contract set forth in Part 4.17(b) of the Disclosure Schedule (each an “Acquired Business Purchase Order”) to the Company, effective as of Closing, and the Company will assume the obligations under any such Acquired Business Purchase Orders so assigned (other than any obligation to pay a sales commission or any other amount to the applicable Seller Party Affiliate), in each case, in a manner reasonably satisfactory to Buyer. If any Acquired Business Purchase Order is not assigned pursuant to the preceding sentence, then the Seller Parties shall cause their applicable Affiliates to enter into a mutually agreeable arrangement (as applicable, each a “Purchase Order Agreement”) with the Company under which (i) the Company would obtain the benefits of such Acquired Business Purchase Order, including payment to the Company of payments received by such Seller Party Affiliate under any such Acquired Business Purchase Order, (b) the Company would assume the Liabilities under any such Acquired Business Purchase Order, including payment to the applicable Seller Party Affiliate by the Company of any such Liabilities that are payment obligations to a third party under any such Acquired Business Purchase Order, (c) Seller Parties (or their applicable Affiliate) would enforce at the reasonable request of the Company, at the Company’s cost and expense, and for the account of the Company, any rights of such Seller Party (or its Affiliate) arising under any such Acquired Business Purchase Order and (d) the Company would reimburse the Seller Parties and their Affiliates for their expenses incurred in continuing to perform under any such Acquired Business Purchase Order.

4.18 Litigation Support. If, following the Closing, either party (or any of their respective Affiliates) is named as a party in any Action relating to the Company, each party shall, and shall cause its respective Affiliates to, at the requesting party’s expense, reasonably cooperate with such other party in the prosecution, contest and/or defense of such Action, including by making available its personnel, witnesses and Representatives, providing such testimony and access to its books and records and entering into a mutually agreeable joint defense agreement (which shall provide for, among other things, the treatment of privileged communications and control of such Action), in each case as shall be reasonably necessary in connection with such prosecution, contest and/or defense of such Action.

4.19 Notification of Certain Events. Each party shall give prompt written notice to each other party of (a) the occurrence or nonoccurrence of any event causing any representation or warranty to be untrue, or the failure to perform any covenant or agreement of such party, such that the corresponding condition to Closing contained in Article V would not be satisfied (assuming that the Closing were to occur at such time), or (b) the occurrence of any Material Adverse Effect; provided, that the delivery of any such notice shall not (i) serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice, (ii) constitute an acknowledgement or admission of a breach of this Agreement or (iii) affect any of the parties’ rights hereunder, including, in the case of the Seller Parties, the terms of Section 7.1 and 7.2 with respect to any such breach of a representation, warranty or covenant.

4.20 Integration Planning. Prior to the Closing, the Seller Parties and the Company shall reasonably cooperate with Buyer regarding integration planning with respect to Buyer’s acquisition of the Company and future operation of the Business.

4.21 Insurance. From and after the Closing, (a) the Company shall cease to be insured by any of the Seller Parties’ and their Affiliates’ insurance policies or by any of the Seller Parties’ and their Affiliates’ self-insured programs (collectively, the “Seller Insurance Policies”), and (b) neither Buyer nor any of its Subsidiaries shall have any access, right or title to, or interest in, any such insurance policies to cover the Company, or any other liability arising from the ownership or operation of the Business; provided that the Company shall continue to have the benefit of any Seller Insurance Policy that, by its terms, covers and permits claims by it in respect of acts, omissions and events occurring prior to the Closing and to the extent relating to the Company or the Business.

4.22 Buyer Common Stock.

(a) Buyer shall use reasonable best efforts to cause the shares of Buyer Common Stock constituting the Stock Consideration to be approved for listing on the New York Stock Exchange, with such listing to be effective as of the Closing, subject only to official notice of issuance.

(b) Within thirty (30) days following the Closing Date, Buyer shall file with the SEC a registration statement (the “Registration Statement”) registering the resale from time to time by Seller, on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, of all of the shares of Buyer Common Stock constituting the Stock Consideration, and Buyer shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof (to the extent such Registration Statement is not automatically effective upon filing thereof) and the parties agree that the filing of such registration statement and keeping such registration statement continuously effective in accordance with this Section 4.22(b) shall be the only obligation of Buyer in connection with the registration of the Stock Consideration. Buyer’s obligation to file the Registration Statement is contingent upon Seller providing reasonable cooperation in connection with the preparation thereof, including promptly providing all information regarding Seller as required by the rules and regulations of the SEC with respect thereto and the intended method of disposition to effect the registration of the Stock Consideration, and Seller shall execute such documents in connection with such registration as Buyer may reasonably request that are customary of a selling stockholder in similar situations. Buyer shall use its commercially reasonable efforts to keep the Registration Statement continuously effective with respect to Seller and the Stock Consideration until the earliest of (i) one (1) year from the Closing Date, (ii) Seller ceases to hold any Buyer Common Stock constituting the Stock Consideration and (iii) the date all Buyer Common Stock constituting the Stock Consideration held by Seller may be sold without restriction under Rule 144. Buyer shall be entitled to postpone the filing, effectiveness or continued use of the Registration Statement if, in the good faith determination of Buyer, (a) Buyer would be required to disclose publicly any non-public information in order for such Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) such information would not be required to be disclosed publicly at such time if the Registration Statement were not being filed, and (c) Buyer has a bona fide business purpose for not making such information public; provided, however, that such postponement may not last more than ninety (90) days and Buyer may only make two such postponements in any twelve (12) month period.

4.23 Data Room. Within ten (10) Business Days following the Closing Date, the Seller Parties shall deliver to Buyer a complete and accurate (as of the Closing Date) electronic copy of the data room with respect to the transactions contemplated by this Agreement.

4.24 Bank Accounts. Prior to Closing, Seller shall procure that, effective as of the Closing, no person that is not a Continuing Employee has authority to draw on, or signatory power or access to, any Company Account.

4.25 Intellectual Property Matters. Buyer acknowledges that, except as provided in this Section 4.25, neither Buyer nor any of its Affiliates is purchasing, acquiring or obtaining any rights in any trademarks consisting of or incorporating the “SEMILAB” mark or any other trademarks of the Seller Parties used in the Business, or any trademarks confusingly similar thereto (collectively, the “SEMILAB Marks”). Effective upon the Closing, the Seller Parties hereby grant to Buyer and its Affiliates a worldwide, non-exclusive, non-transferable, fully paid-up, royalty-free license to use and display the SEMILAB Marks for 90 days, in a manner consistent with customary “phase out” use (“Transitional License Period”). After the Transitional License Period, Buyer shall, and shall cause its Affiliates to, terminate any and all trademark uses of any of the SEMILAB Marks.

4.26 Section 280G. Prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to secure from each “disqualified individual” (as defined in Section 280G(c) of the Code) who has a right to any payments or benefits as a result of or in connection with the transactions contemplated by this Agreement that would constitute “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) a waiver of such Person’s rights to the requisite portion of such payments or benefits applicable to such Person (“Waived Section 280G Payments”) to the extent necessary so that all remaining payments or benefits applicable to such Person would not constitute “excess parachute payments” that are not deductible under Section 280G of the Code or that are subject to an excise Tax under Section 4999 of the Code, and (b) submit, accompanied by adequate disclosure for stockholder approval, all Waived Section 280G Payments for stockholder approval in accordance with the terms and procedures of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder with the purpose of determining the right of each “disqualified individual” who has executed a waiver pursuant to this Section 4.26 to receive the Waived Section 280G Payments. At least five (5) days prior to seeking the waivers contemplated by this Section 4.26, and prior to seeking such stockholder approval, the Company shall provide any analysis prepared related to such parachute payments and drafts of such waivers and such stockholder approval materials to Buyer for its review and comment (and shall consider any such comments in good faith), in order to ensure that Buyer is satisfied that the stockholder approval will be sought in accordance with Section 280G(b)(5)(B) of the Code.

4.27 Company Obligations. The Seller Parties shall cause the Company to perform all of its obligations under this Agreement required to be performed prior to the Closing.

Article V

CONDITIONS TO CLOSING

5.1 Conditions to Obligations of all Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Governmental Filings set forth on Part 3.2(c) of the Disclosure Schedule, if any, shall have been made and (i) the applicable waiting period and any extensions thereof shall have expired or been terminated or (ii) such authorizations, consents, approvals, or notices of non-applicability relating thereto shall otherwise have been obtained.

(b) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and no Action shall be pending or threatened in writing by or before any Governmental Entity seeking any of the foregoing.

5.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) (i) the representations and warranties of the Seller Parties and the Company contained in Section 3.1(c) and the first sentence of Section 3.2(l) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), (ii) the Fundamental Representations (other than those described in the foregoing clause (i)) shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all but de minimis respects as of that specified date), and (iii) the representations and warranties of the Seller Parties and the Company contained in Section 3.1 and Section 3.2 (other than the Fundamental Representations and the representations and warranties set forth in the first sentence of Section 3.2(l) and without giving effect to any materiality or “Material Adverse Effect” qualifications therein), as applicable, shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except, in the case of clause (iii), where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Seller Parties and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.

(d) The other Transaction Documents shall have been executed and delivered by the parties thereto (other than Buyer or its Affiliates) and true and complete copies thereof shall have been delivered to Buyer.

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Sections 5.2(a) through (c) have been satisfied.

(f) The Seller Parties and the Company shall have completed the Pre-Closing Reorganization in accordance with the Reorganization Documents.

(g) At least forty of the Seller Sales Employees, in the respective roles and geographic locations as set forth in Part 5.2(g) of the Disclosure Schedules, or any substantially similar employee (in the same role and geographic location) of Seller Parties’ Affiliates hired between the date of this Agreement and the Closing Date, shall accept Buyer’s (or its applicable Affiliate’s) offer of employment made in accordance with Section 4.11(a) to commence employment effective as of the Closing Date and no such Person shall have provided any notice of voluntary resignation, or to the Knowledge of the Company, indicated any intent to voluntarily resign, from employment with the applicable Seller Party Affiliate (other than in connection with the hiring of such Person by the Buyer or its applicable Affiliate) or to decline Buyer’s (or it’s applicable Affiliate’s) offer of employment; provided, that if less than forty Seller Sales Employees in the respective roles and geographic locations set forth in Part 5.2(g) of the Disclosure Schedules (or any substantially similar employee in the same role and geographic location) shall have accepted Buyer’s (or its applicable Affiliate’s) offer of employment effective as of the Closing Date, then the condition in this Section 5.2(g) will be deemed to be satisfied if the Seller Parties agree, on terms and conditions reasonably acceptable to Buyer, to make available to the Company following the Closing the services that would have been performed by such Seller Sales Employees (or substantially similar employees) in the applicable roles and geographic locations, until such time as Replacement Employees are hired and trained to fill such roles (and the parties shall amend the Transition Services Agreement as appropriate to reflect any such arrangement).

(h) (i) The individual set forth in Part 5.2(h)(i)(A) of the Disclosure Schedules and at least four (4) of the individuals set forth in Part 5.2(h)(i)(B) of the Disclosure Schedules shall remain employed by the Company, and no such individual shall have provided any notice of voluntary resignation or termination, or to the Knowledge of the Company, indicated any intent to voluntarily resign from employment, or terminate their relationship, with the Company, and (ii) if any of the individuals set forth in Part 5.2(h) of the Disclosure Schedules cease to be employed by the Company, or shall have provided any notice of voluntary resignation or termination, or to the Knowledge of the Company, indicated any intent to voluntarily resign from employment, or terminate their relationship, with the Company, the Seller Parties shall have used reasonable best efforts to cause all technical and other knowledge held by any such individuals necessary to operate the Business to be transferred to a Continuing Employee.

5.3 Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Section 3.3 shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date.

(c) The other Transaction Documents shall have been executed and delivered by the parties (other than the Seller Parties or their Affiliates) thereto and true and complete copies thereof shall have been delivered to the Seller Parties.

(d) The Seller Parties shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 5.3(a) and 5.3(b) have been satisfied.

(e) The shares of Buyer Common Stock constituting the Stock Consideration shall have been approved for listing on the NYSE.

(f) The Seller Parties and the Company shall have completed the Pre-Closing Reorganization in accordance with the Reorganization Documents.

Article VI

TERMINATION

6.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Seller Parties and Buyer;

(b) by Buyer upon written notice to Seller if: Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Seller Parties or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article V and such breach, inaccuracy or failure cannot be cured by the applicable Seller Party or the Company by the earlier of (A) nine-month anniversary of the date of this Agreement (the “Outside Date”) and (B) the date that is thirty (30) days following receipt of written notice from Buyer describing such breach or failure in reasonable detail.

(c) by the Seller Parties upon written notice to Buyer if neither the Seller Parties nor the Company is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article V hereof and such breach, inaccuracy or failure cannot be cured by Buyer by the earlier of (A) the Outside Date and (B) the date that is thirty (30) days following receipt of written notice from the Seller Parties describing such breach or failure in reasonable detail.

(d) by either Buyer or the Seller Parties in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Entity shall have issued a Governmental Order restraining or permanently enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 6.1(d)(ii) shall not be available to any party whose breach of any provision of this Agreement was the proximate cause of the issuance of such Governmental Order; or

(iii) the Closing shall not have occurred on or before the Outside Date; provided that if on the Outside Date all Closing conditions have been satisfied or waived except for Closing conditions set forth in Section 5.1, then either Buyer or Seller may, at its option, extend the Outside Date to the twelve month anniversary of the date of this Agreement by delivery of a written notice to the other Party on or prior to the Outside Date. The right to terminate this Agreement pursuant to this Section 6.1(d)(iii) shall not be available to any party hereto whose breach of any provision of this Agreement was the proximate cause of the failure of the Closing to have occurred on or before the Outside Date.

6.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VI, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except, subject in all respects to this Section 6.2:

(a) as set forth in this Article VI, Section 4.4, Section 4.5, and Article VIII hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article VII

SURVIVAL; REMEDIES

7.1 Survival. The parties agree that (a) none of (i) the representations and warranties contained in this Agreement or in any certificate or other Transaction Document or (ii) the covenants or agreements contained in this Agreement which require performance at or prior to the Closing (the “Pre-Closing Covenants”), will survive the Closing, (b) the representations and warranties contained herein and in any certificate or other Transaction Document are in each case intended solely to facilitate disclosure and to give effect to the Closing conditions set forth in Article V, and (c) the Pre-Closing Covenants are intended solely to give effect to the Closing conditions set forth in Article V. Following the Closing, no party will be entitled to any recovery hereunder in respect of any representations or warranties or such Pre-Closing Covenants, and no claim may be brought in respect of such representations and warranties or Pre-Closing Covenants (whether based in contract or tort or otherwise); provided, however, that this Section 7.1 will not limit any claim or recovery available to Buyer under the R&W Insurance Policy in accordance with the terms thereof or any claim for Actual Fraud. Covenants contained in this Agreement which by their terms contemplate performance after the Closing will survive the Closing for a period of thirty (30) days following the date on which performance of such covenant is required to be completed, or if no such period is explicitly specified, until the date that is the expiration of the applicable statute of limitations. Any claim relating to any breach of any covenants contained in this Agreement contained in this Agreement which by their terms contemplate performance after the Closing must be brought prior to their expiration pursuant to this Section 7.1.

7.2 Exclusive Remedy. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, THAT, OTHER THAN IN THE CASE OF ACTUAL FRAUD BY THE COMPANY OR THE SELLER PARTIES WITH RESPECT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER THE SELLER PARTIES NOR THEIR AFFILIATES WILL HAVE ANY DIRECT OR INDIRECT LIABILITY (DERIVATIVELY OR OTHERWISE) WITH RESPECT TO ANY BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. BUYER FURTHER ACKNOWLEDGES AND AGREES, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, THAT BUYER’S ONLY RECOURSE IN THE EVENT OF ANY BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT WILL BE TO FILE A CLAIM UNDER THE R&W INSURANCE POLICY, EXCEPT IN THE CASE OF ACTUAL FRAUD. The provisions of this Article VII, including the limited remedies provided herein, were specifically bargained-for by the parties to this Agreement, and were taken into account by the parties in arriving at the amount of the Closing Cash Consideration and the Stock Consideration. The Seller Parties have expressly relied upon the provisions of this Article VII, including the limited remedies provided herein, in agreeing to accept the Closing Cash Consideration and the Stock Consideration and in agreeing to provide the specific representations and warranties set forth in this Agreement.

7.3 Indemnification.

(a) Subject to the limitations set forth in this Section 7.3, following the Closing:

(i) the Seller Parties shall, jointly and severally, indemnify and hold harmless Buyer, the Company, and each of their respective Affiliates, officers, directors, managers, equity holders, employees, agents and representatives, and any Person claiming by or through any of them (the “Buyer Indemnified Parties”) from and against all liabilities, losses, damages or expenses (including Taxes and reasonable attorney’s, accountants’ and other professionals’ fees and expenses) (“Losses”) that arise out of or result from (A) the businesses (other than the Business) of the Seller Parties and their respective Affiliates, including the U.S. sales office division and the LEI division of the Seller Parties and their respective Affiliates, and any assets or liabilities of the Company previously transferred or required to be transferred to the Seller Parties or any of their respective Affiliates pursuant to the Pre-Closing Reorganization, whether arising before, at or after the Closing, (B) the Retained Employee Liabilities, (C) the Pre-Closing Reorganization, (D) Indemnified Taxes or (E) the matters identified in Part 7.3(a)(i)(E) of the Disclosure Schedule.

(ii) Buyer shall indemnify and hold harmless the Seller Parties and each of their respective Affiliates, officers, directors, managers, equity holders, employees, agents and representatives, and any Person claiming by or through any of them (the “Seller Indemnified Parties”) from and against all Losses that arise out of any assets and liabilities required to be transferred to the Company pursuant to the Pre-Closing Reorganization.

(b) Third Party Claims.

(i) In the event that, subsequent to the Closing, any Buyer Indemnified Party or Seller Indemnified Party, as the case may be (an “Indemnified Party”) receives notice of the assertion of any claim, the issuance of any order or the commencement of any Action by any Person who is not a party to this Agreement or an Affiliate of a party, including any Governmental Entity (a “Third-Party Claim”), against such Indemnified Party, for which Buyer or the Seller Parties, as applicable (the “Indemnifying Party”) may be required to provide indemnification under this Section 7.3, the Indemnified Party shall give written notice thereof to the Indemnifying Party, together with a statement of any available information regarding such Third-Party Claim, promptly after learning of such Third-Party Claim; provided, that the failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Section 7.3, except to the extent the Indemnifying Party is materially prejudiced by such failure.

(ii) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within twenty (20) days after receipt from the Indemnified Party of notice of such Third-Party Claim, to conduct at its expense the defense against such Third-Party Claim. In the event that the Indemnifying Party elects to conduct the defense of the subject Third-Party Claim, the Indemnifying Party shall control such defense, and the Indemnified Party will reasonably cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it (subject to Section 4.10). The Indemnified Party shall have the right to participate in the defense assisted by counsel of its own choosing; provided, that the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses incurred by the Indemnified Party in connection with the defense thereof (except to the extent contemplated by this Section 7.3(b)(ii)). Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume or continue control of the defense, negotiation or settlement of any Third-Party Claim if (A) the Third-Party Claim relates to or arises in connection with any criminal Action; (B) the Third-Party Claim seeks an injunction or equitable relief against any Indemnified Party; (C) the Indemnifying Party refuses to or fails to diligently defend the Third-Party Claim after giving notice of its intent to assume the defense under this Section 7.3(b); (D) an actual or reasonably likely conflict of interest makes representation of the Indemnified Party and the Indemnifying Party by the same counsel inappropriate; (E) the Third-Party Claim is asserted by a vendor or customer of the Company or the Business or any Governmental Entity (other than Third-Party Claims asserted by a Governmental Entity solely in connection with or related to the Indemnified Taxes); or (F) the Third-Party Claim relates to actual or alleged infringement of Intellectual Property. To the extent the Indemnifying Party elects not to defend such Third-Party Claim, or is not entitled to defend against such Third-Party Claim, the Indemnified Party may retain counsel at the expense of the Indemnifying Party and control the defense of such Third-Party Claim.

(iii) If the Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (B) such settlement or compromise does not permit any Order or other equitable relief to be entered, directly or indirectly, against the Indemnified Party, (C) there is no finding or admission of a violation of any Law or any wrongdoing with respect to the Indemnified Party, or a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, and (D) the settlement or compromise provides, in customary form, for the release of each Indemnified Party from all Liabilities in connection with such Third-Party Claim, in which case of clauses (A) through (D), the consent of the Indemnified Party is not required. If a firm offer is made to settle a Third-Party Claim, which offer the Indemnifying Party is permitted to settle under this Section 7.3 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim. If the Indemnified Party fails to consent to a firm offer made to settle a Third-Party Claim and also fails to assume the defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. The consent of the Indemnified Party is not required. Notwithstanding anything contained herein to the contrary, no Indemnified Party shall settle any Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. Solely in respect of Third-Party Claims asserted by a Governmental Entity in connection with or related to the Indemnified Taxes, (i) the Indemnified Party may participate in the defense of such Third-Party Claim at its own expense (and shall be notified of and given the opportunity to join any telephone calls, meetings or appearances with the Governmental Entity in connection therewith), (ii) any written correspondence received by the Indemnifying Party (or any Affiliates thereof) from such Governmental Entity shall be promptly forwarded to the Indemnified Party, and (iii) the Indemnifying Party shall provide the Indemnified Party with the opportunity to review and comment on any written correspondence prior to such correspondence being sent to such Governmental Entity, and the Indemnifying Party shall accept all reasonable comments thereto.

(c) Direct Claims.

(i) Any claim by an Indemnified Party for indemnification pursuant to Section 7.3(a) on account of a Loss that does not result from or otherwise involve a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, in each case to the extent then actually known or available to the Indemnified Party.

(ii) The Indemnifying Party shall have fifteen (15) days after their receipt of such notice to respond in writing to such Direct Claim. In the event the Indemnifying Party disputes their liability with respect to such Direct Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days, such dispute may be resolved by litigation in the appropriate court of competent jurisdiction set forth in Section 8.3.

(d) The amount of any and all Losses under this Section 7.3 shall be determined net of any insurance (including under the R&W Insurance Policy), indemnity, reimbursement arrangement, contract or other proceeds that have actually been recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (each, an “Alternative Recovery”). The Indemnified Party will use commercially reasonable efforts to seek recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will promptly refund an equal amount to the Indemnifying Party.

(e) The Indemnified Party shall use its commercially reasonable efforts to mitigate any and all Losses of such Indemnified Party that are indemnifiable under Section 7.3(a)(i) or Section 7.3(a)(ii), as applicable, it being understood and agreed that the costs of any such mitigation efforts shall be indemnifiable Losses hereunder.

7.4 No Recourse(a) . This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

Article VIII

ADDITIONAL OPERATIVE PROVISIONS

8.1 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by (a) the Buyer, and (b) the Seller Parties, and any purported assignment in violation of the foregoing shall be null and void. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns.

8.2 Choice of Law. This Agreement and all claims arising from and relating to this Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction, and all claims or causes of action (whether in contract, in tort, at law, or otherwise) that may be based upon, arise out of, or relate to this Agreement and the transactions contemplated hereby (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be exclusively governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without regard to the conflicts of Laws rules thereof.

8.3 Legal Proceedings.

(a) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators. The claimant(s) of a dispute (the “Claimant(s)”) shall nominate one arbitrator in the Request for Arbitration. The respondent(s) of such dispute (the “Respondent(s)”) shall nominate one arbitrator in the Answer to the Request. The two party-nominated arbitrators will then attempt to agree during a period of 30 days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration shall select the third arbitrator (or any arbitrator that Claimant(s) or Respondent(s) shall fail to nominate in accordance with the foregoing). The place of arbitration shall be New York, New York. The language of the arbitration shall be English. This arbitration agreement shall be governed by the law of New York. The Seller Parties further irrevocably consent to process being served on it in any action or proceeding by mailing a copy thereof to Corporate Creations Network Inc. (the “Process Agent”), which has an address on the date hereof of 801 US Highway 1, North Palm Beach, FL 33408, Palm Beach County, as each Seller Party’s agent for the purpose of accepting service of any process in the United States. The Seller Parties agree that such service upon receipt by the Process Agent (x) shall be deemed in every respect effective service of process upon the applicable Seller Party in any such action or proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to the applicable Seller Party.

(b) Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any judicial action or proceeding described in Section 8.3(a).

8.4 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, five (5) Business Days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) Business Day after being deposited with such delivery service for next Business Day delivery, or (d) if sent via electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

If to Buyer or, following the Closing, the Company to:

Onto Innovation Inc.

16 Jonspin Road

Wilmington, MA 01887

Email: [***]

Attention: General Counsel

with courtesy copies to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

855 Boylston Street, 9th Floor

Boston, MA 02116

Email: Joseph.Conahan@stblaw.com

Attention: Joseph B. Conahan

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Email: Andrew.Alin@stblaw.com

Attention: Andrew P. Alin

If to either Seller Party, or prior to Closing, the Company to:

Semilab Zrt.

Prielle Kornélia u. 2. H-1117

Budapest, Hungary

Email: [***]

Attention: Anita Szincsák and Dario Quintavalle

with courtesy copies to (which shall not constitute notice):

Hill, Ward & Henderson, P.A.

Suite 3700, Bank of America Plaza

101 East Kennedy Boulevard

Tampa, Florida 33602

United States of America

Attention: Reid Haney and Eric J. Hall

Email: reid.haney@hwhlaw.com and eric.hall@hwhlaw.com

8.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

8.6 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that each of Buyer, on the one hand, and the Seller Parties, on the other hand, shall be economically responsible for one half of all Transfer Taxes (other than any Transfer Taxes occurring in connection with the Pre-Closing Reorganization, which shall be economically borne wholly by the Seller Parties). The party required under applicable Law to file any Tax Returns in respect of Transfer Taxes shall file such Tax Returns and the other parties shall reasonably cooperate in connection therewith. The parties agree to reasonably cooperate to reduce or eliminate any such Transfer Taxes, including through the provision of forms, as permitted by applicable Law.

8.7 Entire Agreement; Schedules. This Agreement (including the exhibits and schedules hereto) and the other Transaction Documents executed and delivered among the parties hereto at or in connection with the Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its terms and Section 4.5 of this Agreement. Information set forth on any Part of the Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to a Part of the Disclosure Schedule or the Buyer Disclosure Schedule), solely to the extent that the relevance of such information to such other Section is reasonably apparent on the face of such disclosure without reference to any other document. No information set forth on any Part of the Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed to broaden in any way the scope of the Company’s, the Seller Parties’, or Buyer’s representations and warranties or to create any covenant. The inclusion of an item on any Part of the Disclosure Schedule or the Buyer Disclosure Schedule is not evidence of the materiality of such item for purposes of this Agreement or otherwise and shall not establish a standard of materiality or represent a determination that such item is a disclosure required under the Agreement. No disclosure in any Part of the Disclosure Schedule or the Buyer Disclosure Schedule relating to any possible breach or violation of any agreement, permit, license, or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party. The heading to each Part of the Disclosure Schedule and the Buyer Disclosure Schedule is inserted for convenience only and shall not create a different standard for disclosure than the language set forth in this Agreement.

8.8 Interpretation.

(a) When a reference is made to an Article, Section, or Schedule, such reference shall be to an Article, Section, or Schedule of or to this Agreement unless otherwise indicated and the Disclosure Schedule and the Buyer Disclosure Schedule shall each be considered a Schedule to this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders. References to “dollars” or “$” are to U.S. dollars. The terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement. Accounting terms which are not otherwise defined in this Agreement or in the Accounting Principles have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement or in the Accounting Principles is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement or the Accounting Principles, as applicable, will control.

(b) The parties hereto are sophisticated and have been represented by lawyers throughout the negotiation of the transactions contemplated hereby, which lawyers have carefully negotiated the provisions hereof to reflect the parties’ intentions. As a consequence, the parties hereto do not intend for the presumptions set forth in Laws or rules relating to the construction or interpretation of contracts against the drafter of any particular clause to be applied in any manner whatsoever to this Agreement, which was prepared jointly by the parties hereto, or any Schedule or Exhibit hereto, and therefore waive their effects in all respects.

8.9 Waiver and Amendment. Except as otherwise specified herein, this Agreement may be amended, modified, supplemented, or the performance hereof waived only by a written mutual agreement executed and delivered by Buyer and the Seller Parties. Any amendment, modification, supplement or waiver affected in accordance with this Section 8.9 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waiver or failure to insist upon strict compliance with any obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.10 Third-party Beneficiaries. Except as otherwise specifically set forth in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

8.11 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

8.12 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterpart signature pages, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, which shall be binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the same counterpart. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

8.13 Specific Performance.

(a) Each party agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not perform its obligations under this Agreement in accordance with its specified terms or otherwise breach such provisions. Subject to the following sentence, the parties acknowledge and agree that (i) each party shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right of specific performance is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. The provisions of Section 8.3(a) regarding the delivery of service of process to the Process Agent on behalf of the Seller Parties shall apply mutatis mutandis to this Section 8.13(a). Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.13 shall not be required to provide any bond or other security in connection with any such order or injunction. For the avoidance of doubt, a party shall be entitled to cause another party to consummate the Closing, by a decree of specific performance if, but only if all of the conditions set forth in Article V hereof have been satisfied or waived (other than those conditions which by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and such party seeking to enforce specifically the terms and provisions of this Agreement has irrevocably confirmed in writing that it is ready, willing and able to consummate the Closing, subject to the limitations set forth in Section 2.2.

(b) Nothing in this Section 8.13 shall require a party to seek (or limit their right to seek) specific performance under this Section 8.13 prior to or as a condition to exercising any termination right under Article VI (and pursuing claims after such termination), nor shall the exercise of their right to seek specific performance pursuant to this Section 8.13 or anything set forth in this Section 8.13 reduce, restrict, or otherwise limit a party’s right to terminate this Agreement pursuant to Article VI or pursue all applicable remedies at law, including seeking money damages.

8.14 Attorney-Client Privilege and Conflict Waiver. Hill, Ward & Henderson, P.A. (the “Corporate Law Firm”), Rule Garza Howley LLP (the “Antitrust Law Firm”), Arnell Golden Gregory LLP (the “International Law Firm”), and Fish & Richardson P.C. (the “IP Law Firm,” and collectively with the Corporate Law Firm, the Antitrust Law Firm and the International Law Firm, the “Law Firms,” and each, a “Law Firm”) have represented the Company in certain respective engagement areas in connection with this Agreement and the other Transaction Documents contemplated hereby and the transactions contemplated hereby and thereby (the “Transaction Engagement”) and in that connection, not as counsel for any other Person, including Buyer. The parties hereto recognize the commonality of interest that exists prior to the Closing, and the parties agree that the existence of such commonality of interest prior to the Closing should continue to be recognized after the Closing. Specifically, the parties agree that Buyer shall not, and shall not cause the Company to, and shall cause the Company not to, seek to have any Law Firm disqualified from representing either Seller Party in connection with any dispute that may arise between the Seller Parties, on the one hand, and Buyer, the Company or its respective Affiliates, on the other hand, in connection with this Agreement or the transactions contemplated hereby. Further, notwithstanding that the Company is or was a client of the Law Firms, upon and after the Closing, all privileged communications between the Company and any Law Firm to the extent relating to the Transaction Engagement shall be deemed to be attorney-client confidences that belong solely to the Seller Parties and not the Company or Buyer. Buyer shall not have access to any such communications, or to the files of the Law Firm to the extent relating to the Transaction Engagement. Without limiting the generality of the foregoing, notwithstanding that the Company was a client, in the Transaction Engagement or otherwise, upon and after the Closing: (a) the Seller Parties (and not Buyer or the Company) shall have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Company and any Law Firm that occurred prior to the Closing to the extent relating to the Transaction Engagement, (b) to the extent that files of any Law Firm in respect of the Transaction Engagement constitute property of the client, only the Seller Parties shall hold such property rights, and (c) the Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company, Buyer, or any of their respective Affiliates by reason of any attorney-client relationship between any Law Firm and the Company or otherwise. If the Seller Parties so desire, and without the need for any consent or waiver by the Company or Buyer, each Law Firm shall be permitted to represent the Seller Parties after the Closing in connection with the transactions contemplated by this Agreement and the other Transaction Documents contemplated hereby and the transactions contemplated hereby and thereby. Without limiting the generality of the foregoing sentence, after the Closing, each Law Firm shall be permitted to represent the Seller Parties, any of their respective affiliates, equityholders, or representatives, or any one or more of them, in connection with any negotiation, transaction, or dispute (“dispute” includes litigation, arbitration, or other adversarial proceedings) with Buyer, the Company, or any of their respective Affiliates under or relating to this Agreement and the other Transaction Documents contemplated hereby and the transactions contemplated hereby and thereby. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with each Law Firm, unless such Law Firm is specifically engaged in writing by the Company to represent it after the

Closing and either such engagement involves no conflict of interest with respect to the Seller Parties or the Seller Parties’ consent in writing at the time to such engagement. Any such representation by any Law Firm after the Closing does not affect the provisions of this Section 8.14. For example, and not by way of limitation, even if a Law Firm is representing the Company after the Closing, such Law Firm shall be permitted to simultaneously represent the Seller Parties in any disagreement or dispute relating hereto. Each of the parties to this Agreement consent to the foregoing arrangements and waive any actual or potential conflict of interest that may be involved in connection with any representation by any Law Firm hereunder. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including, following the Closing, the Company or any of its Subsidiaries), on the one hand, and any Person other than the Seller Parties or any of their Affiliates, on the other hand, Buyer or such Affiliate may assert the attorney-client privilege, work product protection or other similar privilege, the expectation of client confidence and all other rights to any evidentiary privilege to prevent disclosure of confidential communications of or to the Law Firms.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed as of the day and year first above written.

COMPANY

SEMILAB USA LLC,
a Florida limited liability company

By:	/s/ Tibor L. Pavelka
Name: Tibor L. Pavelka
Title: Manager

SELLER

SEMILAB INTERNATIONAL ZRT.,
a Hungarian private company limited by shares

By:	/s/ Tibor L. Pavelka
Name: Tibor L. Pavelka
Title: Manager

SEMILAB HUNGARY

SEMILAB ZRT., a Hungarian private company limited by shares

By:	/s/ Tibor L. Pavelka
Name: Tibor L. Pavelka
Title: Manager

Signature Page to Equity Purchase Agreement

BUYER

ONTO INNOVATION INC., a Delaware corporation

By:	/s/ Michael Plisinski
Name: Michael Plisinski
Title: Chief Executive Officer

Signature Page to Equity Purchase Agreement